Exhibit 2

BRASIL TELECOM S.A.

Brasil Telecom S.A.

Consolidated Balance Sheets at March 31

Expressed in thousands of Brazilian Reais

	03/31/09	12/31/08
ASSETS
Current assets:
Cash and cash equivalents	1,057,811	1,478,558
Short-term investments	545,231	561,867
Trade accounts receivable, net	2,123,424	2,210,090
Recoverable taxes	643,864	546,243
Deferred taxes	402,369	421,150
Escrow deposits	729,889	678,972
Other assets	271,473	242,285

Total current assets	5,774,061	6,139,165
Long-term assets:
Due from parent company	300,000	—
Recoverable taxes	273,286	294,819
Deferred taxes	1,528,507	1,327,500
Escrow Deposits	2,455,826	2,224,993
Other assets	156,806	145,625

Total long-term assets	4,714,425	3,992,937
Investments	5,374	3,744
Property, plant and equipment, net	5,509,132	5,902,124
Intangible assets	1,706,102	1,632,218

TOTAL ASSETS	17,709,094	17,670,188

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Payroll and related accruals	97,448	110,158
Accounts payable and accrued expenses	1,586,174	1,889,543
Taxes other than income taxes	641,180	669,436
Dividends and employees’ profit sharing	362,769	424,022
Income taxes payable	150,182	66,720
Loans and financing	765,654	658,801
Derivatives	105,169	89,920
Consignment in favor of third parties	116,033	170,871
Licenses to offer services	176,838	160,074
Provisions for contingencies	219,849	218,297
Provision for pensions and other benefits	43,447	148,391
Other liabilities	233,858	185,414

Total current liabilities	4,498,601	4,791,647
Long-term liabilities:
Income taxes payable	135,737	102,093
Taxes other than income taxes	318,315	257,127
Loans and financing	2,800,441	2,913,198
Derivatives	102,585	132,153
Debentures	1,080,000	1,080,000
Licenses to offer services	642,898	623,585
Provisions for contingencies	1,157,154	710,380
Provision for pensions and other benefits	607,464	607,400
Other liabilities	200,555	217,309

Total long-term liabilities	7,045,149	6,643,245
Minority interest	(5,555)	(5,656)
Shareholders’ equity:
Share capital	3,470,758	3,470,758
Capital reserves	1,336,235	1,338,246
Earnings reserves	1,431,948	1,431,948
Accumulated deficit	(68,042)	—

Total shareholders’ equity	6,170,899	6,240,952

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	17,709,094	17,670,188

Brasil Telecom S.A.

Consolidated Statements of Operations

Expressed in thousands of Brazilian Reais

	03/31/09	03/31/08 (as restated)
Net operating revenue	2,767,728	2,797,695

Cost of services and sales	(1,498,675)	(1,537,291)

Gross profit	1,269,053	1,260,404

Operating expenses:
Selling expenses	(455,183)	(358,161)
General and administrative expenses	(294,784)	(333,912)
Other operating expenses, net	(546,563)	(156,878)

	(1,296,530)	(848,951)
Operating income (expenses)	(27,477)	411,453

Financial expenses, net	(86,982)	(33,549)

Income (expenses) from continuing operations before tax and minority interests	(114,459)	377,904

Income and social contribution taxes expenses	34,947	(54,416)

Income before minority interest	(79,512)	323,488

Minority interest	(45)	815

Net income	(79,557)	324,303

Shares outstanding at the balance sheet date	547,718,733	547,377,766

Income/(loss) per share outstanding at the balance sheet date – R$	(0.14525)	0.59247

Brasil Telecom S.A.

Consolidated Statements of Cash Flows

Expressed in thousands of Brazilian Reais

	03/31/09	03/31/08 (as restated)
OPERATING ACTIVITIES

Income (expenses) before income tax and social contribution	(114,459)	377,904
Adjustment to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	495,868	534,530
Allowance for doubtful accounts	207,424	119,833
Provision for contingencies	505,279	129,088
Provision for pension plans	25,273	32,668
Loss (gain) on permanent assets	150	(939)
Accrued financial charges	163,033	134,772
Changes in assets and liabilities
Increase in trade accounts receivable	(120,757)	(151,315)
Decrease (increase) in inventories	2,133	(5,168)
Increase in payroll and related accruals	(23,287)	10,061
Decrease in accounts payable and accrued expenses	(154,319)	29,809
Increase (decrease) in taxes	54,846	(182,341)
Increase (decrease) in licenses to offer services	36,077	29,837
Decrease in provisions for contingencies	(51,654)	(55,660)
Decrease in provisions for pension plans	(130,152)	(77,775)
Increase (decrease) in other assets and liabilities	(79,814)	(134,106)
Financial charges paid	(145,784)	(137,304)
Income tax and social contribution paid	(121,452)	(117,503)

CASH PROVIDED BY OPERATING ACTIVITIES	548,405	536,391
INVESTING ACTIVITIES
Short-term investments	(284,136)	(168,396)
Proceeds from sale of fixed assets	177	8,667
Escrow deposits	(328,486)	(320,073)
Investments in intangible and fixed assets	(393,349)	(305,389)

CASH FLOW FROM INVESTING ACTIVITIES	(1,005,794)	(785,191)
FINANCING ACTIVITIES
Dividends/interest on capital paid in the quarter	(143)	(617)
Loans and financing	36,785	(5,578)

CASH FLOW FROM FINANCING ACTIVITIES	36,642	(6,195)

INCREASE IN CASH AND CASH EQUIVALENTS	(420,747)	(254,995)

CASH AND CASH EQUIVALENTS
At the beginning of the quarter	1,478,558	583,992
At the end of the quarter	1,057,811	328,997

Brasil Telecom S.A.

Consolidated Statements of Changes in Shareholders’ Equity

Expressed in thousands of Brazilian Reais

	Share capital	Capital reserves	Legal reserve	Investments reserve	Retained earnings / Accumulated deficit	Treasury shares	Total
Balances as of December 31, 2006 (as restated)	3,470,758	1,483,451	309,291	—	346,260	(154,692)	5,455,068

Stock options		40					40
Forfeiture of dividends					7,726		7,726
Net income					800,051		800,051
Legal reserve			39,864		(39,864)
Dividends and interest on shareholders’ equity					(757,423)		(757,423)

Balances as of December 31, 2007 (as restated)	3,470,758	1,483,491	349,155	—	356,750	(154,692)	5,505,462

Forfeiture of dividends					20,484		20,484
Net income					1,029,816		1,029,816
Legal reserve			51,491		(51,491)
Treasury shares		1,953				2,563	4,516
Dividends and interest on shareholders’ equity					(324,300)		(324,300)
Transfer to investment reserve				1,031,302	1,031,302
Stock option		4,931			43		4,974

Balances as of December 31, 2008	3,470,758	1,490,375	400,646	1,031,302	—	(152,129)	6,240,952

Net income					(79,557)		(79,557)
Treasury shares						3,572	3,572
Stock option		(5,583)			14		(5,569)
Forfeiture of dividends					11,501		11,501

Balances as of March 31, 2009	3,470,758	1,484,792	400,646	1,031,302	(68,042)	(148,557)	6,170,899

Brasil Telecom S.A.

Notes to the unaudited interim financial statements

Three month periods ended March 31, 2009 and 2008

Expressed in thousands of Brazilian Reais

(Amounts in thousands of Brazilian reais - R$)

1.	OPERATIONS

BRASIL TELECOM S.A. (the “Company”) is an utility services concessionaire engaged in the provision of Switched Fixed Telephony Services (“STFC”) and operates, since July 1998, in Region II of the General Concession Plan (“PGO”), covering the Brazilian states of Acre, Rondônia, Mato Grosso, Mato Grosso do Sul, Goiás, Tocantins, Paraná, Santa Catarina and Rio Grande do Sul, and the Federal District, in the provision of STFC as a local and intraregional long-distance carrier. Since January 2004, the Company also provides domestic and international long-distance services in all Regions and local services outside Region II started to be provided in January 2005.

The Company’s business and the services it offers and the tariffs charged are regulated by the National Telecommunications Agency (ANATEL).

The concession agreements in effect, on local and long-distance services, came into effect on January 1, 2006 and are effective until December 31, 2025. Additional information on these agreements is provided in note 23.i.

Information on the quality and universal service targets of the Switched Fixed Telephony Services (STFC) of the Company are available to all those interest on the website of the ANATEL, at www.anatel.gov.br.

Brasil Telecom Participações S.A. (“BrT Part”), company incorporated in May 22, 1998 as a result of the privatization of the Telebrás System, has the shareholding control of the Company.

On January 8, 2009, Telemar Norte Leste S.A. (“TMAR”) acquired, through its indirect subsidiary Copart 1 Participações S.A. (“Copart 1”), the shareholding control of BrT Part and the Company.

The Agreement for Acquisition of the Company’s Shares (the “Agreement”), entered into on April 25, 2008, was disclosed through a Material Event Notice by the involved companies issued on the same date, and supplemental material event notices were issued on events or facts inherent to the Agreement. All material event notices are available for consultation on the website www.brasiltelecom.com.br/ri.

The change in the shareholding control of Brasil Telecom to TMAR consisted of the acquisition of 100% of the shares of Invitel S.A., which holds 99.99% of the shares of SOLPART, which is the holder of 51.41% of the voting capital and 18.93% of the total capital of BrT Part.

The Company is registered with the Brazilian Securities and Exchange Commission (“CVM”) and the U.S. Securities and Exchange Commission (“SEC”). Its shares are traded on the São Paulo Stock Exchange (“Bovespa”), where it also integrates level 1 of Corporate Governance, and its American Depositary Receipts (“ADRs”) are traded on the New York Stock Exchange (“NYSE”).

Brasil Telecom S.A.

Notes to the unaudited interim financial statements

Three month periods ended March 31, 2009 and 2008

Expressed in thousands of Brazilian Reais

Company Subsidiaries

The corporate restructuring of the Company’s subsidiaries, approved by the Company’s Board of Directors, started in the second half of 2006. This restructuring aimed at optimizing the controlling structure through the downsizing, concentration of similar activities and streamlining of cross-shareholdings. The corporate changes performed, carried out at book value, did not have material impacts on the cost structure. The changes that took place in the quarters and or years presented are mentioned in the comments on the companies below, when attributed to them.

a) 14 Brasil Telecom Celular S.A. (“BrT Celular”): wholly-owned subsidiary which has been operating since the fourth quarter of 2004 to provide Personal Mobile Services (“SMP”), and has a permit to operate in Region II of the PGO.

b) BrT Serviços de Internet S.A. (“BrTI”): wholly-owned subsidiary which up to July 31, 2008 was mainly engaged in providing broadband Internet services. On August 1, 2008 the Internet operations were transferred to its subsidiary Internet Group do Brasil S.A., and corresponded to spun-off net assets of R$26,423, calculated at their carrying amounts. BrTI reduced the value of its capital stock held by the Company in the same amount, which in turn received an increase in capital from Internet Group do Brasil S.A. BrTI continues to provide value added services, serving customers whose contracts provide for specific terms and conditions.

BrTI holds the control of the following companies:

iG companies

The iG companies comprise the companies Internet Group (Cayman) Limited (“iG Cayman”), iG Participações S.A. (“iG Part”) and Internet Group do Brasil S.A. (“iG Brasil”).

iG Brasil operates as a dialup and broadband internet service provider. It also provides value added services targeted to the home and corporate markets, including the Internet connection accelerator. In addition, iG also sells advertising space on its portal.

BrTI’s control of the iG companies up to April 25, 2008 was attributed to its 88.81% interest in the capital stock of iG Cayman, established in the Cayman Islands. On that date, iG Cayman declared dividends to the shareholders holding A Series Convertible Preferred Shares, in the amount of R$76,494, of which R$51,215 to shareholder BrTI and R$25,279 million to the non-controlling shareholders not part of the Brasil Telecom companies. Subsequently, iG Cayman bought back the shares held by non-controlling shareholders not part of the Brasil Telecom companies, for R$19,552 (par value). After the share buyback, BrTI’s interest in iG Cayman increased to 90.42%. This share buyback is disclosed in the Market Release issued on April 29, 2008.

iG Cayman is a holding company that controls iG Participações S.A. (“iG Part”), which has an investment of 32.53% in the capital stock of iG Brasil. iG Part and iG Brasil are companies organized in Brazil.

On June 2, 2008, iG Brasil merged with Freelance S.A. (“Freelance”), a company which held iBest’s operations, targeted at the Internet industry, and, accordingly, consistent with iG’s operations. The merger report prepared based on the closing financial statements of Freelance, dated May 31, 2008, calculated spun-off net assets in the amount of R$102,917. BrTI, which was the holder of 100% of Freelance’s capital stock, currently holds 53.82% of the total shares of iG Brasil.

Note that the former corporate structure of the companies forming iBest’s operations, comprised dormant company iBest Holding Corporation, incorporated in the Cayman Islands, which was liquidated. The company’s dissolution certificate, issued in the Cayman Islands on May 23, 2008 resulted in the write-off of investments in the amount of R$34, recorded in BrTI, its sole shareholder

Brasil Telecom S.A.

Notes to the unaudited interim financial statements

Three month periods ended March 31, 2009 and 2008

Expressed in thousands of Brazilian Reais

On June 2, 2008, iG Brasil also merged Central de Serviços Internet Ltda. (“CSI”), a company in which it held a 99.99% interest. CSI provided exclusive services to iG Brasil and the total net assets merged, included in the report dated May 31, 2008, amounted to R$1,367.

On March 9, 2009, iG Brasil acquired 19.9% of Z Investimentos S.A. (“Z Investimentos”), whose total shareholders’ equity is R$1,501 and is represented by its capital stock. Z Investimentos is a holding company and the reporting date of these interim financial statements did not have any subsidiaries or own operations.

Agência O Jornal da Internet Ltda. (“Jornal Internet”)

BrTI holds 30 percent interest in Jornal Internet, which is engaged in the on-line sale of goods and services, the issuance of daily or periodic newspapers, and gather, prepare and report news on selected events.

c) Brasil Telecom Cabos Submarinos Ltda. (“BrT CS”): jointly-owned company with own subsidiaries, operates through a system of submarine fiber optics cables, with connection points in the United States, Bermuda, Venezuela and Brazil, allowing data traffic through integrated service packages, offered to local and international corporate customers.

BrT CS holds the total capital stock of Brasil Telecom Subsea Cable Systems (Bermuda) Ltd. (“BrT SCS Bermuda”), which, in turn, holds the total shares of Brasil Telecom of America Inc. (“BrT of America”) and Brasil Telecom de Venezuela, S.A. (“BrT Venezuela”). On December 24, 2008, the registration of Brasil Telecom de Colombia, Empresa Unipersonal (“BrT Colombia”), a company controlled by BrT SCS Bermuda, was obtained. The new company is awaiting payment of its capital stock and was dormant at the balance sheet date.

d) Brasil Telecom Comunicação Multimídia Ltda. (“BrT Multimídia”): the Company holds 90.46% of the capital stock of BrT Multimídia, and BrTI holds the remaining 9.54% interest.

BrT Multimídia is a service provider of a private telecommunications network through local optical fiber digital networks in São Paulo, Rio de Janeiro and Belo Horizonte, and a long distance network connecting these major metropolitan business centers. It operates nationwide through commercial agreements with other telecommunications companies to offer services to other regions in Brazil. It also has web solution centers in São Paulo, Brasília, Curitiba, Porto Alegre, Rio de Janeiro e Fortaleza, which offer co-location, hosting and other value-added services.

e) Vant Telecomunicações S.A. (“VANT”): the Company holds almost entirely the capital stock of this company. BrTI holds only one share in VANT’s capital, which represents an ownership interest of less than 0.01%.

VANT is engaged in the provision of multimedia communication services, purchase and onerous assignment of capabilities and other means, and operates in the capitals of the main Brazilian state capitals.

Brasil Telecom S.A.

Notes to the unaudited interim financial statements

Three month periods ended March 31, 2009 and 2008

Expressed in thousands of Brazilian Reais

f) Brasil Telecom Call Center S.A. (“BrT Call Center”): wholly-owned subsidiary of the Company, engaged in the provision of call center services for third parties, including customer service, outbound and inbound telemarketing, training, support, consulting services and related activities. This company’s startup was in November 2007 by providing call center services for Brasil Telecom S.A. and its subsidiaries which require this type of service. Previously, the call center services were outsourced.

g) BrT Card Serviços Financeiros Ltda. (“BrT Card”): company established to provide management, control and advisory services for the development and sale of financial products and services, whose articles of organization were registered on July 17, 2008. Its capital was paid up on September 17, 2008 and the Company holds 99.99% of its shares. BrTI holds the remaining shares. At the balance sheet date, BrT Card had only highly liquid short-term investments of the proceeds from the payment of capital, and had not yet started its operations.

Corporate Restructuring of the Company and Brasil Telecom Participações S.A.

The purpose of the corporate restructuring was to optimize the control structure, streamline cross-shareholdings and use the synergy between activities, enhancing operational efficiency. On February 9, 2009, TMAR filed with the CVM the application for the registration of the takeover bids for the common shares of the Company and its Parent Company. The takeover bids assures the payment to non–controlling shareholders of a minimum price equal to 80% of the price paid for the control bloc shares, R$61.63 for the Parent Company’s shares and R$57.76 for the Company’s shares, adjusted by the declared proceeds and the fluctuation of the average daily interbank deposit rate (CDI) from January 1, 2008 until bid settlement date.

The takeover bids depend on prior registration with the CVM and subsequent disclosure of the takeover bid notice 30 days in advance.

As disclosed by Telemar Norte Leste S.A. in a material event notice dated April 25, 2008, the corporate restructuring will also comprise the merger, under Article 230 of the Brazilian Corporate Law, of Brasil Telecom Participações S.A. by the Company, followed by the merger of the shares of the Company, under Article 252 of the Brazilian Corporate Law, by a subsidiary of Telemar and its subsequent merger, under Article 230 of the Brazilian Corporate Law, by Telemar. On December 19, 2008, the National Telecommunications Agency (ANATEL) issued Act 7828, whereby the Executive Board granted prior approval for the subsequent corporate acts regarding the merger of the companies or the merger of the shares of the companies Invitel S.A., Solpart Participações S.A. and Brasil Telecom Participações S.A. by Telemar Norte Leste S.A.

2.	PRESENTATION OF THE INTERIM FINANCIAL STATEMENTS AND CONSOLIDATION CRITERIA

(a)	Interim Financial Statements Preparation Criteria

The interim financial statements have been prepared in conformity with Brazilian accounting practices, as set out by Corporate Legislation, and the standards of the Brazilian Securities and Exchange Commission (CVM). The set of practices and standards governing the accounting records and the preparation of financial statements have been changed for annual reporting periods ended December 31, 2007. However, the changes have been applied to financial statements for the year ended December 31, 2008. During 2008, the interim financial statements were originally presented according to the previous accounting practices. For purposes of consistency with the current accounting practices, comparative information for the prior year is being presented, when applicable.

Brasil Telecom S.A.

Notes to the unaudited interim financial statements

Three month periods ended March 31, 2009 and 2008

Expressed in thousands of Brazilian Reais

Additionally, we have made reclassifications of prior year’s comparative interim financial statements to conform them to the disclosure of the interim financial statements of the current Parent Company. These reclassifications are as follows:

Taxes on gross revenue from related-party transactions

In prior year’s interim financial statements taxes on gross revenue attributed to related-party transactions were eliminated in consolidations and recorded as deductions from gross revenue. Currently, these taxes are recognized as other operating expenses in the consolidated interim financial statements.

Employee and Management Profit Sharing

Previously recorded under Operating costs and expenses, segregated in the structure costs of services and sales, sales expense and general and administrative expense, is now recognized under Other operating expenses.

Inflation adjustment of reserve for contingencies

Previously recognized under Other operating expenses and now recognized as financial expenses.

Reversal of interest on capital

Interest on capital declared to shareholders is recorded under financial expenses. Its reversal in 2008, however, was stated in the line prior to Net income. Starting the current year, the reversal is stated under financial expenses, in a separate line account.

Effect of these reclassifications:

	03-31-2008
	Taxes on gross revenue	Cost of sales and services	Sale of services	General and administrative expenses	Other operating expenses	Financial expenses	Reversal of interest on capital
Taxes on gross revenue	35,715	—	—	—	(35,715)	—	—
Employee and management profit sharing	—	8,280	6,821	14,668	(29,769)	—	—
Inflation adjustment of reserve for contingent liabilities	—	—	—	—	29,940	(29,940)	—
Reversal of interest on capital	—	—	—	—	—	245,000	(245,000)

Brasil Telecom S.A.

Notes to the unaudited interim financial statements

Three month periods ended March 31, 2009 and 2008

Expressed in thousands of Brazilian Reais

Law 11638/07 and Provisional Act 449/08

On December 28, 2007, Law 11638 was enacted, altering and introducing new provisions of the Brazilian Corporate Law (Law 6404/76). Said law establishes several changes regarding fiscal year and the preparation of financial statements, to conform these financial statements to the international financial reporting standards (“IFRS”), and, accordingly, has empowered the CVM to issue accounting standards and procedures for publicly-held companies.

Provisional Act 449/08 with the force of law was published on December 3, 2008 to institute the Transitional Tax Regime (RTT) for calculating taxable income, which deals with tax adjustments resulting from new accounting methods and criteria introduced by Law 11638/07, in addition to introducing several changes to Law 6404/76.

Summary of the impacts of Law 11638/07 and Provisional Act 449/08

The table below presents the reconciliation of shareholders’ equity and net income (loss) disclosed in the interim financial statements for the quarter ended March 31, 2008, under Law 11638/07, necessary to allow the comparability with the current quarter and refers to adjustment items to said Law applied and presented in the financial statements for the year ended December 31, 2008.

	03-31-2008
	Shareholders’ equity	Net income
Balances originally reported	5,654,000	321,365
Finance leases	(7,178)	972
Share-based payments	(18,156)	(4,490)
Write-off of deferred charges	(70,494)	10,176
Fair value of financial instruments	(292)	(572)
Equity in subsidiaries on Law 11638/07 adjustments in subsidiaries	—	—
Income tax and social contribution on adjustments, net	28,142	(3,148)
Balance adjusted to Law 11638/07	5,586,022	324,303

(b)	Consolidation criteria

The Company’s and its subsidiaries’ maintain consistent accounting practices.

The consolidated financial statements were prepared in accordance with CVM Resolution 247/96 and include the Company and the companies mentioned in note 1.

The main consolidation procedures include:

•	Addition of assets, liabilities, income and expense accounts according to their accounting substance.

•	Elimination of intercompany accounts and transactions.

•	Elimination of intercompany investments, shareholdings, reserves and retained earnings.

•	Segregation of the portions of shareholders’ equity and income held by non-controlling shareholders, indicated in specific items.

Brasil Telecom S.A.

Notes to the unaudited interim financial statements

Three month periods ended March 31, 2009 and 2008

Expressed in thousands of Brazilian Reais

•	Consolidation of exclusive investment funds described in note 9.

(c)	Accounting principles generally accepted in United States (“US GAAP”)

The accompanying consolidated financial statements have been translated and adapted from those originally issued in accordance with accounting practices adopted in Brazil which are based on the Brazilian Corporate Law. Certain reclassifications and changes in terminology have been made and these notes have been expanded, in order to conform more closely to reporting practices prevailing pursuant to US GAAP.

The Statement of Changes in Shareholders’ Equity is presented consolidated under US GAAP and differs of the presentation under Brazilian Corporate law.

3.	SIGNIFICANT ACCOUNTING PRACTICES

The criteria mentioned below refer to the practices adopted by the Company.

a. Cash and cash equivalents: Cash comprises cash and banks. Cash equivalents are short-term investments with original maturities of 90 days or less, consisting of highly liquid securities immediately convertible into cash and with insignificant risk of changes in value. These are stated at cost plus income earned through the balance sheet date, which does not exceed fair value.

b. Short-term investments: Classified according to their purpose as: (i) trading securities; (ii) held-to-maturity; and (iii) available-for-sale.

Trading securities are measured at fair value and their effects are recognized in income. Held-to-maturity investments are measured at cost plus income earned, less the allowance for adjustment to recoverable amount, when applicable. Available-for-sale investments are measured at fair value and their effects are recognized in valuation adjustments to equity, when applicable.

c. Trade accounts receivable: Receivables from users of the telecommunications services are stated at the tariff or service amount on the date they were provided and do not differ from their fair value. Service receivables include receivables from services provided and not billed by the balance sheet date. Receivables from sales of cell phones and accessories are stated at the sales prices and recorded when the products are delivered and accepted by the customers.

d. Allowance for doubtful accounts: An allowance for write-down to the recoverable value is recorded when there is objective evidence that the Company will not be able to collect all the amounts due within the original terms of its receivables.

The criterion adopted for recording the allowance for doubtful accounts takes into consideration the calculation of the actual loss percentages incurred on each maturity of accounts receivable, from when receivables are past-due for more than 60 days, increasing progressively, as follows:

Past-due receivables	Accrued loss %
From 1 to 60 days	Nihil
From 61 to 90 days	40
From 91 to 120 days	60
From 121 to 150 days	80
Over 150 days	100

Brasil Telecom S.A.

Notes to the unaudited interim financial statements

Three month periods ended March 31, 2009 and 2008

Expressed in thousands of Brazilian Reais

In the quarter ended March 31, 2008, the criterion adopted for recording the allowance for doubtful accounts takes into consideration the calculation of the actual loss percentages incurred on each maturity of accounts receivable. Future losses on the current receivables balance are estimated based on these loss percentages.

e. Material inventories: Segregated into:

i) Maintenance material inventories classified in current assets in accordance with the period in which they will be used are stated at average cost, not exceeding replacement cost;

ii) Inventories for plant expansion, classified under property, plant and equipment, are stated at average cost and are used to expand the telephone plant; and

iii) Inventories of goods for resale, classified in current assets. Stated at average cost and basically represented by cell phones and accessories.

Allowances for losses are recognized for inventories regarded as obsolete. For cell phones and accessories, adjustments are recorded in those cases in which the purchases are made at amounts exceeding sales prices, adjusting them to net realizable value.

f. Investments: Investments in subsidiaries are accounted for under the equity method. Other investments are stated at cost, less an allowance for losses, when applicable.

g. Property, plant and equipment: Stated at acquisition or construction cost, less accumulated depreciation. Historical costs include expenses directly attributable to the acquisition of assets. Financial charges on obligations financing assets and construction works in progress are capitalized.

Subsequent costs are added to the carrying amount of the asset or recognized as assets separately, as appropriate, only when these assets generate future economic benefits and can be measured in a reliable manner. The residual balance of the replaced asset is written off. Maintenance and repair expenses are recorded in the statement of operations for the period they are incurred.

Assets under finance leases are recorded in property, plant and equipment at the lower of fair value of the present value of the minimum lease payments, from the initial date of the agreement.

Depreciation is calculated on a straight-line basis, based on the estimated economic useful lives of the assets, which are periodically reviewed by the Company. Land costs are not depreciated.

The Company monitors and assess whether there is any indication that the assets may be impaired. No allowances were recorded for impairment of property, plant and equipment.

h. Intangible assets: Stated at cost, less accumulated amortization and the allowance for impairment losses, when applicable.

Brasil Telecom S.A.

Notes to the unaudited interim financial statements

Three month periods ended March 31, 2009 and 2008

Expressed in thousands of Brazilian Reais

Consist basically of regulatory permits for the use of radiofrequency and the provision of Personal Mobile Services (SMP), software use rights and goodwill on the acquisition of investments, calculated based on expected future economic benefits.

Amortization of intangible assets is calculated on a straight-line basis and considers, in the case of: (i) permit terms—the effective term of the permit, and (ii) software—a maximum period of five years. Goodwill calculated based on expected future earnings is not amortized from 2009.

Brasil Telecom S.A.

Notes to the unaudited interim financial statements

Three month periods ended March 31, 2009 and 2008

Expressed in thousands of Brazilian Reais

i. Impairment of Long-lived Assets: An assessment is performed annually or whenever events or changes in circumstances indicate that the carrying amount of an asset or group of assets may not be recoverable. Long-lived assets may be identified as assets which have indefinite useful lives and assets subject to depreciation and amortization (property, plant and equipment and intangible assets). An impairment loss is recognized for the amount by which the asset’s carrying amount exceeds its recoverable value. Recoverable value is the higher of fair value less cost to sell and value in use. In order to be tested for impairment, the assets are grouped into the smallest identifiable group for which there are cash generating units, and projections are made based on discounted cash flows, supported by expectations on the Company’s operations in its various business segments. Said projections support the recovery of the Company’s assets.

j. Leases: Leases are classified as finance leases when they substantially transfer all the risks and rewards incidental to ownership.

Finance leases are recognized in the interim financial statements as assets and liabilities of the same amount, based on the fair value of the asset or the present value of minimum payments, established at the beginning of the leases. Initial costs directly attributable to leases are added to the amount recognized as an asset.

k. Financial Assets and Financial Liabilities at Fair Value: Financial assets recorded at fair value through income or loss, are initially recognized at fair value and the transaction costs are recorded in the statement of operations. Financial assets are derecognized when the rights to cash inflows from the investments have expired or all the risks and rewards incidental to their ownership have been transferred. Gains and losses on changes in the fair value of the group “Financial assets at fair value through income or losses” are presented in the statement of operations under the caption “Financial income (expenses), net” in the period in which they occurred.

The fair value of financial assets is based on currently offered prices. If no active market for a financial asset is available, the Company measured fair value by using evaluation techniques. These includes the use of arm’s length transactions, reference to other instruments which are substantially similar, discounted cash flow analysis and option pricing models, making a maximum use of market inputs and a minimum use of Company-specific inputs.

l. Impairment of Financial Assets: The Company assesses at the balance sheet date whether there is objective evidence that financial assets or a group of financial assets is impaired. A financial asset or group of financial assets is considered impaired when there is objective evidence, as a result of one or more events that occurred after the initial recognition of the asset, that the estimated future cash flows have been impacted.

m. Derivatives at fair value through income or loss: Derivatives are initially recognized at cost on the date a derivative contract is entered into and are subsequently measured at fair value. Changes in the fair value of any of these derivatives are recorded directly in the statement of operations.

n. Income tax and social contribution - current and deferred: Income tax and social contribution on income are recorded on the accrual basis. Said taxes attributed to temporary differences and tax loss carryforwards are recorded in assets or liabilities, as applicable, only under the assumption of future realization or payment. The Company assesses and writes down deferred tax assets when it identifies that it is unlikely that there will be sufficient future taxable income to enable the full or partial utilization of the deferred taxes.

Brasil Telecom S.A.

Notes to the unaudited interim financial statements

Three month periods ended March 31, 2009 and 2008

Expressed in thousands of Brazilian Reais

Deferred income tax and social contribution are recognized on temporary differences between assets and liabilities recognized for tax purposes and the related amounts recognized in the consolidated financial statements. However, deferred income tax and social contribution are not recognized if generated in the initial recording of assets and liabilities in operations that do not affect the tax bases, except in business combination transactions.

Deferred income tax and social contribution are determined using the tax rates in effect at the balance sheet date, which are applied when the assets related to deferred income tax and social contribution are realized or when deferred income tax and social contribution obligations are settled.

o. Loans and financing: Adjusted by the inflation adjustments or exchange rate changes and interest incurred through the balance sheet date. Recorded transaction costs incurred are measured at amortized cost and recognized in the statement of operations by using the effective interest rate method.

p. Reserve for contingent liabilities: Recognized based on assessments of their risks and quantified based on economic fundamentals and legal opinions on the lawsuits and other contingencies known at the balance sheet date. Such reserve is recognized when the Company has a current legal or constructive obligation arising from past events, and it is probable that a disbursement of funds will be required to settle this obligation and the amount of the reserve can be reliably measured. The reserve is calculated at the fair value of the expenses expected on the settlement of the obligation and stated net of escrow deposits. The basis and nature of these provisions are described in note 21.

q. Employee benefits: Benefits offered are as follows:

(i)	Pension plan: The private pension plans and other postretirement benefits sponsored by the Company are managed by three foundations. Contributions are determined based on actuarial calculations, when applicable, and charged to income (loss) on the accrual basis.

The Company sponsors defined benefit and defined contribution plans. A defined contribution plan is a pension plan under which the Company makes fixed contributions to a fund managed by a separate e entity. The Company does not have the legal or constructive obligation of making additional contributions, in the event the fund lacks sufficient assets to pay all employees the benefits related to the services provided in the current period and prior periods. The contributions are recognized as employee benefit expenses as incurred.

The obligation recognized in the balance sheet as regards the defined benefit pension plans presenting a deficit, corresponds to the present value of the benefits defined at the balance sheet date, less the fair value of the plan’s assets. The defined benefit is annually calculated by independent actuaries, who use the projected unit credit method. The present value of the defined benefit is determined by discounting the estimated future cash outflows, using the projected inflation rate plus long-term interest estimated at 6% per year. Supplemental information on private pension plans is provided in note 24.

(ii)	Profit sharing: Employee and management profit sharing is accrued on an accrual basis and recorded as an expense. The amount, which is paid in the year subsequent to the year profit sharing is accrued, is determined based on the target program established with the employees’ union, under a collective bargaining agreement, pursuant to Law 10101/00 and the bylaws.

(iii)	Stock Options: The Company has a stock option plan for its management and employees, and options granted are settled in shares. The fair value of the services received from employees in exchange for stock options is determined based on the fair value of the stock options, established on grant date.

Brasil Telecom S.A.

Notes to the unaudited interim financial statements

Three month periods ended March 31, 2009 and 2008

Expressed in thousands of Brazilian Reais

The Company also maintained parent company stock options granted to management and employees classified as settled in shares and cash. These options were fully exercised in the quarter as a result of the change in the control of the Company.

The fair value of the services received from employees and management in exchange for stock options is recognized as expenses during the vesting period. The Company reviews the estimate of the number of options expected to be exercised and recognizes the impacts of this review in income or loss. The options settled in shares are recorded as an expense as a contra entry to an increase in shareholders’ equity.

r. Revenue recognition: Revenues refer mainly to the amount of the payments received or receivable from sales of services in the regular course of the Company’s activities. Revenue is stated at the gross amount, less approximate taxes, returns and discounts.

Revenue is recognized when it can be reliably measured, it is probable that future economic benefits will be transferred to the Company, the transaction costs incurred can be measured, the risks and rewards have been substantially transferred to the buyer, and certain specific criteria of each of the Company’s activities have been met.

Service revenue is recognized when services are provided. Local and long distance calls are charged based on time measurement according to the legislation in effect. The services charged based on monthly fixed amounts are calculated and recorded on a straight-line basis. Prepaid services are recognized as advances from customers and recognized in revenue as they are used by the customers.

Revenue from sales of payphone cards [Public Use Telephony (TUP)], cell phones and accessories is recognized when these items are delivered and accepted by the customers. Discounts on services provided and sales of cell phones and accessories are taken into consideration in the recognition of the related revenue. Revenues involving transactions with multiple elements are identified in relation to each one of their components and the recognition criteria are applied on an individual basis. Revenue is not recognized when there is significant uncertainty as to its realization.

s. Expense recognition: Expenses are recognized on the accrual basis, considering their relation with revenue realization. Prepaid expenses relating to future years are deferred.

t. Financial (income) expenses, net: Financial income is recognized on the accrual basis and comprises interest on receivables settled after due date, gains on short-term investments and gains on derivatives. Financial expenses consist of interest and other charges on loans, financing, derivative contracts, reversal of adjustments to present value and other financial transactions. They also include the recognition of interest on assets and liabilities recorded at present value.

Interest on capital to be attributed to mandatory minimum dividends is recorded as financial expenses and reversed to retained earnings, as in substance it consists of allocation of net income. To avoid impacting financial ratios and allow the comparability between presented periods, the reversals are being presented under financial expenses, thus annulling its impacts.

u. Income tax and social contribution: The provisions for income tax and social contribution payable and deferred income tax and social contribution on temporary differences and tax loss carryforwards are recognized at the aggregate tax rate of 34%. Prepaid income tax and social contribution are accounted for as recoverable taxes. Technical studies are conducted to estimate the future generation of taxable income, based on management prospects, considering the continuity of the companies and the generation income for an indefinite period, inclusive its perpetuity. This future income is adjusted to present value at the nominal value of recoverable tax credits over a period limited to ten years. The technical studies are updated annually and the

Brasil Telecom S.A.

Notes to the unaudited interim financial statements

Three month periods ended March 31, 2009 and 2008

Expressed in thousands of Brazilian Reais

tax credits are adjusted based on the results of these reviews. Taxable income projections consider estimates that are related, but not limited to, the Company’s performance and the performance of the market where it operates, as well as certain economic aspects. Actual results could differ from these estimates.

v. Earnings (loss) per share: Earnings (loss) per share are calculated based on the amount of outstanding shares at the balance sheet date. Outstanding shares are represented by the total shares issued, less the shares held in treasury.

w. Critical accounting estimates and assumptions

The preparation of financial statements requires the use of certain estimates and assumptions. Accounting estimates were based on objective as well as subjective factors, and judgment by Management was required to determine the adequate amount to be included in the financial statements. The estimates and judgments are continuously evaluated and are based on past experience, as well as on other factors, including expected future events regarded as reasonable according to the circumstances.

These estimates are used for the following purposes, but are not limited to them: to record allowances for doubtful accounts, useful lives of property, plant and equipment and intangible assets, impairment of goodwill and long-lived assets, projections of tax profits, provisions for contingencies, to determine the value of assets and liabilities related to employee benefits and the fair value of derivatives and other financial instruments. Actual results could differ from those estimates.

Accounting estimates, by definition, will rarely be equal to the actual results. The estimates and assumptions which represent a significant risk of causing material adjustments to the book balances of assets and liabilities in the coming years are listed below:

i.	Allowance for Doubtful Accounts

Allowances are recorded for accounts receivable whose collection is regarded as doubtful. The estimates are based on the Company’s past collection experience and a review of the current status of all accounts receivable. This estimate takes into consideration the loss percentages on each maturity of accounts receivable, applicable to the different risk categories. Additional allowances may be necessary should the amount of the allowance estimated for the receivables differ from the amounts which were not collected as a result of a worse financial condition of customers or other factors.

ii.	Depreciation of Property, Plant and Equipment

Depreciation of property, plant and equipment is calculated under the straight-line method based on the estimated useful lives of assets. The principal depreciation rates are shown in Note 19. Due to the complex nature of consolidated property, plant and equipment, the estimates of useful lives require substantial judgment and are uncertain by nature, since the technologies and market practices constantly change, which may accelerate the obsolescence of the assets. If the estimates of the useful lives of the assets are significantly altered and if he market conditions indicate possible

Brasil Telecom S.A.

Notes to the unaudited interim financial statements

Three month periods ended March 31, 2009 and 2008

Expressed in thousands of Brazilian Reais

obsolescence of property, plant and equipment, the depreciation expenses and obsolescence write-offs, and, as a result, the net book balance of property, plant and equipment could differ significantly.

iii.	Goodwill Impairment

Annual tests are performed to check whether goodwill has been impaired. The recoverable values of the cash generating units are determined based on the calculations of value in use. These calculations require the use of estimates.

The determination of the fair value and future discounted operating cash flows requires that certain assumptions and estimates be made referring to the projected cash inflows and outflows related to revenues, costs and future expenses. These estimates and assumptions may be influenced by different internal and external factors, such as economic trends and interest rates, changes in the business strategies and in the types of services and products offered to the market. The use of different assumptions and estimates could significantly alter the Financial Statements. Considering all the assets and liabilities of the transaction as a single cash generating unit, an evaluation of this disclosure unit was performed, including assumptions and estimates regarded as appropriate, and did not result in the obligation to record any impairment losses on the goodwill.

iv.	Tax Evaluation

The Company recognizes and pays taxes on income based on the results of operations calculated pursuant to Brazilian Corporate Law, in compliance with the tax bases determined for calculating the taxes. The Company recognizes deferred tax assets and liabilities on differences between the book balances presented in the financial statements and the tax bases calculated pursuant to prevailing tax legislation.

Deferred tax assets are periodically reviewed as regards their recoverability and a provision for impairment is recorded when it is probable that these assets will not be realized, based on historic taxable income, projected future taxable income and the time estimated for reversal of the existing temporary differences. In order to determine future taxable income, the future taxable revenues and deductible expenses are estimated, which are subject to different external and internal factors, such as economic trends, industry trends, interest rates, changes in tax legislation, changes in the business strategies and in the type of service offered to the market.

v.	Contingencies

Contingencies are recognized for the amounts of probable losses based on the assessment of management and internal and external legal counsel regarding the lawsuits and other events known at the balance sheet date. The Company continuously evaluates the reserves for contingencies. Significant changes in the related facts, circumstances and events, such as court decisions, may affect the estimates and have a material impact on the financial statements.

Brasil Telecom S.A.

Notes to the unaudited interim financial statements

Three month periods ended March 31, 2009 and 2008

Expressed in thousands of Brazilian Reais

4.	OPERATING REVENUE

	03/31/09	03/31/08
Fixed telephone service

Local service
Subscriptions	960,590	891,199
Fixed and Fixed to mobile – VC1	748,125	772,736
Public telephony	84,234	134,078
Other	237,914	217,355
	2,030,863	2,015,368

Long-distance service
Intraregional	499,757	536,534
Interregional and International	196,330	227,066
	696,087	763,600

Mobile telephone service
Telephone	473,241	426,533
Sale of goods	27,777	39,546

Total mobile telephone service	501,018	466,079

Data communication	1,037,712	667,729
Other core business services	111,531	123,282

Gross operating revenue	4,377,211	4,036,058

Deductions from gross revenue	(1,609,483)	(1,238,363)
Taxes	(1,026,131)	(1,059,728)
Other deductions	(583,352)	(178,635)

Net operating revenue	2,767,728	2,797,695

Brasil Telecom S.A.

Notes to the unaudited interim financial statements

Three month periods ended March 31, 2009 and 2008

Expressed in thousands of Brazilian Reais

5.	COST OF SALES AND SERVICES AND OPERATING EXPENSES

Cost of Sales and Services

	03/31/09	03/31/08
Interconnection	(513,416)	(563,631)
Depreciation and amortization	(421,821)	(434,218)
Third party services	(244,069)	(238,310)
Personnel	(105,063)	(84,871)
Rentals and insurance	(93,520)	(81,410)
Connection means	(39,437)	(32,677)
Cost of handsets and other	(28,367)	(46,346)
Other costs	(52,982)	(55,828)
Total	(1,498,675)	(1,537,291)

Selling Expenses

	03/31/09	03/31/08
Allowance for doubtful accounts	(207,424)	(119,833)
Third party services	(95,264)	(102,149)
Personnel	(69,408)	(55,165)
Supplies	(30,748)	(11,332)
Advertising and publicity	(24,167)	(42,386)
Other expenses	(28,172)	(27,296)
Total	(455,183)	(358,161)

General and Administrative Expenses

	03/31/09	03/31/08
Outside services	(152,148)	(198,732)
Depreciation and amortization	(71,777)	(77,873)
Personnel	(63,616)	(45,794)
Other expenses	(7,243)	(11,513)
Total	(294,784)	(333,912)

Brasil Telecom S.A.

Notes to the unaudited interim financial statements

Three month periods ended March 31, 2009 and 2008

Expressed in thousands of Brazilian Reais

6.	OTHER OPERATING INCOME (EXPENSES), NET

	03/31/09	03/31/08
Other operating income
Rental of operational infrastructure and other	24,156	20,867
Fines	31,147	35,776
Recovery of expenses on pension funds (i)	16,037	—
Technical and administrative services	14,382	20,881
Recovery of taxes and recovered expenses	9,562	64,033
Income from write-off of property, plant and equipment	7,465	12,008
Other income	10,538	37,782
Total	113,287	191,347

Other operating expenses
Contingencies – reserve (ii)	(505,279)	(129,088)
Pension funds – reserves	(25,273)	(32,668)
Employee and management profit sharing	(27,419)	(29,769)
Taxes (except on gross revenue, income tax and social contribution)	(64,885)	(63,088)
Court costs	(14,933)	(11,648)
Fines	(6,057)	(4,739)
Expense on write-off of property, plant and equipment	(6,703)	(12,399)
Other expenses	(9,301)	(64,826)
Total	(659,850)	(348,225)

Total other operating income (expenses), net	(546,563)	(156,878)

(i)	The recovery of expenses on pension funds is related to the assets recorded, mentioned in note 24.
(ii)	Accrued contingencies are reported in note 21.

Brasil Telecom S.A.

Notes to the unaudited interim financial statements

Three month periods ended March 31, 2009 and 2008

Expressed in thousands of Brazilian Reais

7.	FINANCIAL INCOME (EXPENSES)

	03/31/09	03/31/08
Financial income
Inflation adjustment of escrow deposits	68,694	30,063
Interest and inflation adjustment	47,581	8,563
Investment yield	43,411	56,207
Other	5,455	83,946
Total	165,141	178,779

Financial expenses
Interest on loans payable to third parties	(63,723)	(64,452)
Expense on derivative transactions	(45,783)	—
Interest on debentures	(38,538)	(29,202)
Interest and inflation adjustment on other liabilities	(38,280)	(42,953)
Inflation adjustment of reserve for contingencies	(37,264)	(29,940)
Interest on taxes	(14,591)	(9,897)
Other	(13,944)	(35,884)
Total	(252,123)	(212,328)

Total financial expenses, net	(86,982)	(33,549)

8.	INCOME TAX AND SOCIAL CONTRIBUTION

Taxes on income encompass the income tax and the social contribution on net income. The income tax rate is 25% and the social contribution rate is 9%, generating aggregate taxation of 34%.

The provision for income tax and social contribution is broken down as follows:

	03/31/09	03/31/08
Income tax social contribution	(107,742)	(139,361)
Deferred taxes	142,689	84,945

	34,947	(54,416)

The following is a reconciliation of the amounts calculated by applying the combined statutory tax rates to the reported income before taxes and the reported income tax expense:

	03/31/09	03/31/08
Pre-tax Brazilian income	(114,459)	377,904
Pre-tax foreign	818	(1,288)
Income/ before taxes as reported in the accompanying consolidated financial statements	(113,641)	376,616
Combined statutory rate	34%	34%
Tax expense at the combined statutory rate	38,638	(128,049)
Permanent additions:
Goodwill amortization	—	(6,059)
Exchange variation on equity investments	(186)	(318)
Non-deductible expenses (fines and souvenirs)	(1,053)	—
Other losses	(13,297)	(10,473)

Brasil Telecom S.A.

Notes to the unaudited interim financial statements

Three month periods ended March 31, 2009 and 2008

Expressed in thousands of Brazilian Reais

Permanent exclusions:
Non-taxable income	2,689	13,941
Other items:
Interest on shareholders’ equity	—	83,300
Compensation tax loss	4,312	—
Recognition of deferred Income Tax on Accumulated Tax Losses	2,343	2,551
Other, net	1,501	(9,309)

Income and social contribution tax benefit as reported in the accompanying consolidated financial statements	34,947	(54,416)

These interim financial statements have been prepared based on the best management estimates, which currently indicate the option for the RTT.

Brasil Telecom S.A.

Notes to the unaudited interim financial statements

Three month periods ended March 31, 2009 and 2008

Expressed in thousands of Brazilian Reais

9.	CASH, CASH EQUIVALENTS AND SHORT-TERM INVESTMENTS

Cash and cash equivalents

	3/31/09	12/31/08
Cash and banks	183,040	167,838
Cash equivalents	874,771	1,310,720
Total	1,057,811	1,478,558

The cash equivalents portfolio is broken down as follows:

	3/31/09	12/31/08
Exclusive investment funds
Private securities	—	19,587
Resale commitments – Overnight	132,391	550,518
Provision for income tax – Amendment	(8,636)	(7,318)
Total exclusive investment funds	123,755	562,787
Private securities	653,031	639,160
Investments abroad – certificates of deposit	98,235	109,023
Subtotal cash equivalents	875,021	1,310,970
Partial blocking due to court order	(250)	(250)
Total cash equivalents	874,771	1,310,720

Exclusive investment funds are subject to obligations restricted to the payment of asset management services provided, such as custody and audit fees, and other related expenses and there are no significant financial obligations or Company assets to collateralize these obligations.

Short-term investments

The investment portfolio is broken down as follows:

	3/31/09	12/31/08
Exclusive investment funds
Government securities	392,104	371,036
Private securities	153,127	190,831
Total	545,231	561,867

Held-for-trading securities at fair value represent investments in exclusive funds managed by prime financial institutions, consisting of federal government securities. Changes in the fair value of these financial assets are recorded under “Financial income (expenses)” in the statement of operations.

Brasil Telecom S.A.

Notes to the unaudited interim financial statements

Three month periods ended March 31, 2009 and 2008

Expressed in thousands of Brazilian Reais

10.	TRADE ACCOUNTS RECEIVABLE

	3/31/09	12/31/08
Billed services	1,629,363	1,589,911
Unbilled services	971,183	954,353
Sale of products	36,966	60,249
Subtotal	2,637,512	2,604,513
Allowance for doubtful accounts	(514,088)	(394,423)
Services provided	(510,957)	(389,377)
Sale of products	(3,131)	(5,046)
Total	2,123,424	2,210,090

Current	1,707,100	1,776,216
Past-due:
From 01 to 30 days	424,863	428,620
From 31 to 60 days	154,497	125,636
From 61 to 90 days	95,111	79,852
From 91 to 120 days	80,273	54,354
Over 120 days	175,668	139,835
Total	2,637,512	2,604,513

	03/31/09	12/31/08
Beginning balance	(394,423)	(375,390)
Provision charged to selling expense	(207,424)	(370,242)
Write-offs	87,759	351,209

Ending balance	(514,088)	(394,423)

As shown in note 3.d, in the first quarter of 2009, the Company changed its accounting estimate on the allowance for doubtful accounts, in line with the estimate adopted by its parent company. This change in estimate generated a material increase in the allowance for doubtful accounts by approximately R$53,985 and net loss for the quarter in the amount of R$38,541, net of taxes.

Past-due receivables are subject to a 2% fine on total debt, recorded under other operating income and collection of monthly prorated arrears interest of 1%, recorded under financial income and recognized when the first bill is issued after the payment of the past-due bill.

The Company can block call origination after 30 days past due, and block call origination and receiving after 60 days past due, and remove the terminal from the customer after 90 days past due, provided the customers is notified 15 days in advance. After the terminal is removed, which usually takes place after 95 and 110 days past due, the name of the nonperforming customer is sent to credit reporting agencies.

The collection policy adopted by BrT Celular, according to ANATEL regulations set out in Resolution 316, established the partial suspension of the services until the full payment of all due amounts, when a bill past was due for more than 15 days and the customer failed to pay or settle the default after receiving the notice requesting payment. This policy also established that all calls received and originated would be blocked (full blocking) if the bills were not paid within 15 days after partial suspension of service. Services were canceled 45 days after full blocking, and then the name of the subscriber could be included in a credit reporting agency list.

The changes to the SMP Regulation went into effect on February 13, 2008, as approved by ANATEL Resolution 477/2007. This Resolution changed the default rules, as detailed below:

•	full blocking starts after 45 days, i.e., 30 days after partial blocking and no longer 15 days; and

Brasil Telecom S.A.

Notes to the unaudited interim financial statements

Three month periods ended March 31, 2009 and 2008

Expressed in thousands of Brazilian Reais

•	the total term to terminate the contract is now 90 days after the maturity of the bill, as the other deadlines were not changed.

11.	DUE FROM PARENT COMPANY

	3/31/09	12/31/08
Private debentures - Principal	300,000	—
Interest on private debentures	2,244	—
Total	302,244	—
Current	2,244	—
Long-term	300,000	—

Private debentures issued by Telemar Norte Leste S.A.—TMAR

On March 12, 2009, Brasil Telecom Celular S.A. subscribed 2,885 nonconvertible debentures, issued by TMAR, for a unit price of R$104, totaling R$300,000. These debentures mature in five years, on December 11, 2013. These debentures yield interest equivalent to the compound DI Rate plus spread of 4.0% per year, to be paid on the debentures’ maturity.

12.	DEFERRED AND RECOVERABLE TAXES

	3/31/09	12/31/08
Deferred taxes	1,930,876	1,748,650
Other recoverable taxes	917,150	841,062
Total	2,848,026	2,589,712
Current	1,046,233	967,393
Noncurrent	1,801,793	1,622,319

Deferred taxes related to income tax and social contribution

	03/31/09	12/31/08
Deferred tax assets:
Provision for contingencies	601,852	435,941
Provision for actuarial deficiency - FbrTPrev	221,310	256,969
Allowance for doubtful accounts	168,030	132,450
Tax loss carry forwards	762,948	739,296
ICMS - 69/88 Agreement	26,519	25,481
Provisions for COFINS/CPMF/INSS and FUST Suspended Collection	97,316	82,323
Provision for losses - inventories and construction in progress	10,610	9,408
Write-off of deferred charges - adjustment to Law 11638/07	10,129	13,589
Leases - adjustment to Law 11638/07	1,887	1,561
Other	30,275	51,632

Total	1,930,876	1,748,650

Current	402,369	421,150
Non-current	1,528,507	1,327,500

Brasil Telecom S.A.

Notes to the unaudited interim financial statements

Three month periods ended March 31, 2009 and 2008

Expressed in thousands of Brazilian Reais

The table below shows the periods in which the deferred income tax and social contribution assets, arising from temporary differences between book income on the accrual basis and taxable income, as well as tax loss carryforwards, if any, are expected to be realized. The realization periods are based on a technical study based on expected future taxable income, generated as from the fiscal years when temporary differences become deductible expenses for tax purposes, taking into consideration the actions established by the Company to increase the customer base for the expansion of its activities. The amounts recognized in the interim financial statements are based on technical studies annually submitted for approval by the executive committee and the board of directors and reviewed by the supervisory board.

2009	365,695
2010	276,760
2011	182,934
2012	169,680
2013	383,692
2014 to 2016	313,261
2017 to 2018	135,585
2019 and subsequent years	103,269
Total	1,930,876
Current	402,369
Noncurrent	1,528,507

The expected recovery after 2018 is based on the reserve recognized by the Company to cover the actuarial deficit of pension funds, whose obligation is being financially settled in accordance with a maximum remaining period of 12 years and months, in compliance with the term established by the Pension Plan Authority (“SPC”). Despite the time limit established by the SPC and in accordance with the estimated future taxable income, the Company is in a position to fully offset the deferred taxes within a period lower than ten years, should it elect to fully accelerate the repayment of the debt.

Brasil Telecom S.A.

Notes to the unaudited interim financial statements

Three month periods ended March 31, 2009 and 2008

Expressed in thousands of Brazilian Reais

Other recoverable taxes

Other taxes recoverable consist of federal tax withholdings and payments made, calculated based on legal estimates, which will be offset against future tax liabilities. Recoverable State VAT (ICMS) arises mostly from credits on purchases of property, plant and equipment, which can be offset against ICMS payable within 48 months, pursuant to Supplementary Law 102/00.

	3/31/09	12/31/08
ICMS	619,508	644,121
Income tax	168,344	86,306
Taxes on revenue (PIS and COFINS)	92,501	97,987
Social contribution on net income	30,858	7,151
Other	5,939	5,497
Total	917,150	841,062
Current	643,864	546,243
Noncurrent	273,286	294,819

13.	ESCROW DEPOSITS

The balances of escrow deposits referring to contingencies with possible and remote loss risks are as follows:

Nature of contingencies	3/31/09	12/31/08
Labor	299,367	299,155
Tax	87,737	87,771
Civil	2,798,611	2,517,039
Total	3,185,715	2,903,965
Current	729,889	678,972
Noncurrent	2,455,826	2,224,993

Escrow deposits linked to reserves are shown as a reduction of such reserves. See notes 20 and 21.

The increase in the amount of escrow deposits is related to corporate civil lawsuits, for which management, based on the opinion of its legal counsel, considers an unfavorable outcome as possible or remote.

In compliance with the Resolution 489/05, of CVM, as from 2006 the amounts of escrow deposits linked to specific provisions for contingencies (Note 28) are presented net of the provisions.

	03/31/09	12/31/08
Escrow deposits before compliance with Resolution CVM 489/05	4,019,404	3,571,547
Less escrow deposits linked to contingencies and taxes other than income taxes:
Labor	(222,822)	(213,028)
Tax	(292,344)	(169,048)
Civil	(318,523)	(285,506)

Escrow deposits	3,185,715	2,903,965

The majority of the escrow deposits relate to the labor, civil lawsuits and tax cases, with the most significant individual item being the ICMS (State VAT), as described in Note 23 and the amount increased of escrow deposits in 2008 is related, principally, to the rules introduced by the new Code of Civil Procedure in Brazil which started to require prior guarantee of process under discussion.

Brasil Telecom S.A.

Notes to the unaudited interim financial statements

Three month periods ended March 31, 2009 and 2008

Expressed in thousands of Brazilian Reais

14.	INVESTMENTS

	3/31/09	12/31/08
Investments accounted at cost	5,203	3,703
Tax incentives, net of allowances for losses	130	—
Other investments	41	41
Total	5,374	3,744

Investments Stated at Cost: represented by shareholdings obtained through conversion into shares of investment grants under the FINOR/FINAM regional development funds, the Incentive to Information Technology Companies Law, and the Audiovisual Law. The amount comprises mainly shares of other telecom companies located in the regions entitled to these regional incentives.

Other Investments: relate to cultural heritage assets.

Brasil Telecom S.A.

Notes to the unaudited interim financial statements

Three month periods ended March 31, 2009 and 2008

Expressed in thousands of Brazilian Reais

15.	PROPERTY, PLANT, AND EQUIPMENT

	Construction in progress	Automatic switching equipment	Transmission and other equipment (1)	Infrastructure	Buildings	Land	Other assets	Total
Cost of PP&E (gross amount)
Balance at 1/1/09	1,009,957	5,303,104	15,459,784	3,909,969	970,436	85,667	1,926,652	28,665,569
Additions	102,543	901	46,325	896	1,535	—	17,326	169,526
Write-offs	(2,685)	(1,348)	(45,450)	(4,075)	(269)	(6)	(3,153)	(56,986)
Transfers	(502,746)	39,004	236,803	41,528	6,003	—	18,522	(160,886)
Balance at 3/31/09	607,069	5,341,661	15,697,462	3,948,318	977,705	85,661	1,959,347	28,617,223
Accumulated depreciation
Balance at 1/1/09	—	(5,027,908)	(12,852,146)	(2,815,265)	(598,797)	—	(1,469,329)	(22,763,445)
Depreciation expenses		(27,828)	(261,330)	(60,458)	(8,303)	—	(37,949)	(395,868)
Write-offs		1,342	43,100	4,036	—	—	2,745	51,223
Transfers		—	8	114	—	—	(123)	(1)
Balance at 3/31/09	—	(5,054,394)	(13,070,368)	(2,871,573)	(607,100)	—	(1,504,656)	(23,108,091)

PP&E, net
Balance at 1/1/09	1,009,957	275,196	2,607,638	1,094,704	371,639	85,667	457,323	5,902,124
Balance at 3/31/09	607,069	287,267	2,627,094	1,076,745	370,605	85,661	454,691	5,509,132
Annual depreciation rate (average)—%	—	20,0%	17.0%	8.5%	4.2%	—	18.2%

(1)	Transmission and other equipment include: transmission and data communication equipment.

Brasil Telecom S.A.

Notes to the unaudited interim financial statements

Three month periods ended March 31, 2009 and 2008

Expressed in thousands of Brazilian Reais

Pursuant to the STFC concession agreements, the assets of the Company which are indispensable to the provision of the service and classified as “returnable assets” will be automatically transferred to ANATEL at the end of the concession, and the Company will be entitled to the compensation provided for in legislation and the underlying agreements. The amount of the returnable assets at the balance sheet date is R$22,303,781 for cost, with a residual value of R$2,957,495.

16.	INTANGIBLE ASSETS

	Goodwill	Intangible assets in progress	Data processing systems	Trademarks and patents	Regulatory permits	Other	Total
Cost of intangible assets (gross amount)
Balance at 1/1/09	495,989	13,770	2,524,598	651	884,004	18,450	3,937,462
Additions	—	6,833	2,200	—	—	4,086	13,119
Transfers	—	50,918	109,175	—	—	238	160,331
Balance at 3/31/09	495,989	71,521	2,635,973	651	884,004	22,774	4,110,912

Cumulative amortization
Balance at 1/1/09	(417,133)	—	(1,743,005)	(54)	(138,913)	(6,139)	(2,305,244)
Amortization expenses	—	—	(82,783)	(1)	(15,994)	(788)	(99,566)
Balance at 3/31/09	(417,133)	—	(1,825,788)	(55)	(154,907)	(6,927)	(2,404,810)

Intangible assets, net
Balance at 1/1/09	78,856	13,770	781,593	597	745,091	12,311	1,632,218
Balance at 3/31/09	78,856	71,521	810,185	596	729,097	15,847	1,706,102
Annual amortization rate (average)	—	—	20%	—	—	—

Composition of Goodwill

03/31/09
Goodwill on acquisition of iG	48,159
Goodwill on acquisition of iBest	19,026
Goodwill on acquisition of Brt Multimídia	7,358
Goodwill on acquisition of Globenet	—
Other	4,313

78,856

Brasil Telecom S.A.

Notes to the unaudited interim financial statements

Three month periods ended March 31, 2009 and 2008

Expressed in thousands of Brazilian Reais

17.	LOANS AND FINANCING

(Includes debentures)

	3/31/09	12/31/08
Loans	19,850	—
Accrued interest and other charges on loans	7	—
Financing	3,472,750	3,479,037
Accrued interest and other charges on financing	76,500	93,685
Debentures	1,080,000	1,080,000
Accrued interest on debentures	50,444	11,906
Leases	9,735	12,698
Accrued interest and other charges on leases	1,410	1,731
Funding cost incurred	(14,157)	(15,152)
Total	4,696,539	4,663,905
Current	816,098	670,707
Long-term	3,880,441	3,993,198

Loans

	3/31/09	12/31/08
Loan from subsidiary – local currency	19,857	—
Total	19,857	—
Current	19,857	—

Financing

	3/31/09	12/31/08
National Social and Economic Development Bank (BNDES)	2,737,349	2,655,191
Local currency	2,658,747	2,564,245
Basket of currencies, including US dollar	78,602	90,946
Financial institutions	811,047	916,293
Local currency	123,638	126,049
Foreign currency	687,409	790,244
Public debentures	1,130,444	1,091,906
Suppliers – foreign currency	854	1,238
Finance leases	11,145	14,429
Subtotal	4,690,839	4,679,057
Funding cost incurred	(14,157)	(15,152)
Total	4,676,682	4,663,905
Current	796,241	670,707
Long-term	3,880,441	3,993,198

Brasil Telecom S.A.

Notes to the unaudited interim financial statements

Three month periods ended March 31, 2009 and 2008

Expressed in thousands of Brazilian Reais

Local currency financing: bears (i) fixed interest ranging from 2.4% to 10.0% per year, resulting in a weighted average rate of 9.18% per year; and (ii) variable interest based on the Long-term Interest Rate (TJLP) plus 2.3% to 5.5% per year, BNDES Monetary Unit (UMBNDES) plus 5.5% per year, 100% and 104% of the CDI, and compound CDI plus 3% per year resulting in a weighted average rate of 11.28% per year. At the balance sheet date, the CDI rate was 11.08% per year. The Company and BrT Celular contracted financing with Banco do Brasil, whose funds were obtained with the Mid-west Financing Constitutional Fund (FCO), which bears interest of 10.0% per year and is entitled to a performance discount of 15% of such charges.

Foreign currency financing: bears (i) fixed interest ranging from 1.75% to 9.38% per year, resulting in a weighted average rate of 9.36% per year; and (ii) variable interest of 0.5% per year above LIBOR and 1.92% per year above YEN LIBOR, resulting in a weighted average rate of 2.85% per year. At the balance sheet date, the LIBOR and YEN LIBOR were 1.69% and 0.78% per year, respectively.

Public debentures:

Fourth public issue: 108,000 nonconvertible debentures with no renegotiation clause and face value of R$10 each, totaling R$1,080,000, issued on June 1, 2006. The repayment term is seven years, maturing on June 1, 2013. These debentures pay interest equivalent to the compound DI Rate plus 3.5% per year, payable semiannually. Repayment, which shall indistinctly consider all debentures, will occur annually from June 1, 2011, in three installments of 33.3%, 33.3% and 33.4% of the unit face value, respectively. At the balance sheet date, no debentures from this issue were held in treasury.

Payment schedule

Long-term debt is scheduled to mature in the following years:

	3/31/09	12/31/08
2010	565,800	770,400
2011	904,628	880,670
2012	801,566	771,715
2013	802,512	772,650
2014	673,062	664,969
2015 and subsequent years	132,873	132,794
Total	3,880,441	3,993,198

Breakdown of the debt by currency/index

Adjusted by	3/31/09	12/31/08
Long-term Interest Rate (TJLP)	2,658,747	2,564,245
Interbank deposit rate (CDI)	1,161,447	1,106,336
US dollar	486,695	509,490
Japanese yen	201,569	281,992
UMBNDES – Basket of currencies of the BNDES	78,602	90,946
General Price Index - Domestic Supply (IGP-DI)	31,126	31,607
Other	92,510	94,441
Funding cost incurred	(14,157)	(15,152)
Total	4,696,539	4,663,905

Brasil Telecom S.A.

Notes to the unaudited interim financial statements

Three month periods ended March 31, 2009 and 2008

Expressed in thousands of Brazilian Reais

Guarantees

Certain loans and financing obtained are collateralized by receivables from the provision of fixed telephony services and parent company’s sureties.

The Company has hedging transactions for 30.3% of the US dollar- and yen-denominated loans and financing entered into with third parties in order to hedge against significant fluctuations in the quotations of these debts’ adjustment indices. At the balance sheet date the Company’s actual exposure, taking into consideration hedging and foreign currency short-term investments, was 11.7% (8.6% as of December 31, 2008). Gains and losses on these contracts are recognized on the accrual basis.

The public debentures have unsecured guarantees, through a surety granted by Brasil Telecom Participações S.A. Under the indenture, the parent company as guarantor commits to guarantee and pay all the obligations assumed by the Company with the debentureholders.

18.	DERIVATIVES

	3/31/09	12/31/08
Assets
US dollar options	—	29,179
Total	—	29,179
Current	—	29,179

Liabilities
US dollar options	—	419
Cross-currency Swaps - yen vs. CDI	207,754	221,654
Total	207,754	222,073
Current	105,169	89,920
Long-term	102,585	132,153

The Company has yen-denominated debts and entered into swap contracts to hedge against fluctuations of the yen. The exposure resulting from swap contracts is pegged to the CDI rates disclosed by the Clearinghouse for the Custody and Financial Settlement of Securities (CETIP). Additionally, the Company had US dollar options to hedge its US dollar-denominated debt, settled in February 2009. These derivatives are described in note 23.d.

Payment schedule

Long-term derivatives are scheduled to mature as follows:

	3/31/09	12/31/08
2010	51,541	88,380
2011	51,044	43,773
Total	102,585	132,153

Brasil Telecom S.A.

Notes to the unaudited interim financial statements

Three month periods ended March 31, 2009 and 2008

Expressed in thousands of Brazilian Reais

19.	SERVICE PERMITS AND CONCESSIONS

	3/31/09	12/31/08
Personal mobile service	727,507	707,999
STFC concession	82,069	65,578
Other permits	10,160	10,082
Total	819,736	783,659
Current	176,838	160,074
Noncurrent	642,898	623,585

The Personal Mobile Service permits granted by ANATEL to BrT Celular in 2002 and 2004, totaled R$220,119 at the time. These permits refer to the exploitation of SMP services during a fifteen-year period in the same area where the Company has a concession for fixed telephony. Of the amount contracted, 10% was paid on execution date and the remaining balance was fully recognized in the subsidiary’s liabilities, to be paid in equal, consecutive annual installments, with maturities scheduled from 2009 to 2010 (two installments) and from 2009 to 2012 (four installments), depending on the fiscal years the agreements were executed. The debit balance is adjusted by the IGP-DI fluctuation, plus 1% per month. The adjusted balance of these permits is R$200,193 (R$199,110 as of December 31, 2008).

On April 29, 2008, BrT Celular was granted new permits to exploit the 3G network, in the amount of R$488,235, and paid on execution date 10% of the total amount, and the remaining debit balance is payable from 2010 to 2015 (six installments). The debit balance is adjusted by the Telecommunications Service Index (IST), plus 1% per month. The adjusted balance of these 3G network permits is R$527,314 (R$508,889 as of December 12, 2008).

The STFC concession refers to the provision recognized by the Company on the accrual basis, by applying a 1% rate on revenue, less taxes. Under the concession agreement in effect, the payment to ANATEL matures every two years, in April of odd years, and is equivalent to 2% of the net revenue for the prior year.

The amount of other permits belongs to BrT Multimídia and relates to the permit granted for use of radiofrequency blocs associated to the exploitation of multimedia communication services. The contracted amount was R$9,110, adjusted by the IGP-DI plus 1% per month. This balance will be paid in tree equal, consecutive annual installments, always in May.

20.	PAYABLE AND DEFERRED TAXES

Indirect taxes

	3/31/09	12/31/08
ICMS, less escrow deposits of Arrangement 69 /98	529,432	555,350
ICMS	683,428	702,645
Escrow deposits under Arrangement 69/98	(153,996)	(147,295)
PIS and COFINS	362,606	306,036
Other	67,457	65,177
Total	959,495	926,563
Current	641,180	669,436
Noncurrent	318,315	257,127

The ICMS balance encompasses several amounts under Arrangement  69/98, which is being challenged in courts, and escrow deposits are made monthly. It also includes the deferral under ICMS incentives granted by the Paraná State Government.

Brasil Telecom S.A.

Notes to the unaudited interim financial statements

Three month periods ended March 31, 2009 and 2008

Expressed in thousands of Brazilian Reais

Taxes on income

	3/31/09	12/31/08
Income tax
Payable	84,346	25,205
Deferred	129,718	99,748
Law 8200/91 – Special inflation adjustment	4,978	5,052
Subtotal	219,042	130,005
Social contribution on net income
Payable	24,239	6,488
Deferred	40,846	30,501
Law 8200/91 – Special inflation adjustment	1,792	1,819
Subtotal	66,877	38,808
Total	285,919	168,813
Current	150,182	66,720
Noncurrent	135,737	102,093

21.	RESERVE FOR CONTINGENCIES

a.	Contingent liabilities

The Company and its subsidiaries periodically assess their contingent risks, and also review their lawsuits taking into consideration legal, economic, tax and accounting aspects. The assessment of these risks aims at classifying them according to the likelihood of unfavorable outcome as probable, possible or remote, taking into account the opinion of legal counsel.

Contingencies whose risks are regarded as probable are accrued. Contingencies for which the likelihood of an unfavorable outcome is regarded as possible are disclosed in this note. These lawsuits are under discussion at administrative and or judicial level, at all court levels.

In certain situations, due to a legal requirement or as a caution measure, escrow deposits are made to ensure the continuity of the lawsuits under discussion. The escrow deposits related to contingencies with possible and remote likelihood of loss are shown in note 13.

Note that in some cases similar matters may be ranked in different risk degree ratings, which is justified by the facts and particular status of each lawsuit.

Labor

The reserve for labor lawsuits includes an estimate made by the Company’s management, based on the opinion of its legal counsel, of the losses related to lawsuits filed by its own employees and former employees, and employees of service providers, related to labor matters.

Tax

The reserve for tax contingencies refers mainly to tax collection issues arising from disagreements between management’s understanding, based on the opinion of the Company’s legal counsel, and the tax authorities concerning the interpretation, enforcement, legality and constitutionality of tax legislation.

Brasil Telecom S.A.

Notes to the unaudited interim financial statements

Three month periods ended March 31, 2009 and 2008

Expressed in thousands of Brazilian Reais

Civil

The reserve for civil contingencies refers to an estimate of the lawsuits related to contractual adjustments arising from economic plans enacted by the Federal Government, and other cases related to community telephony plans, suits for damages and consumer lawsuits.

Breakdown by matter

Type	3/31/09	12/31/08
Labor
Sundry premiums	51,209	47,239
Supplementary retirement benefits	27,575	26,706
Salary differences	57,505	54,238
Severance Pay Fund (FGTS)	18,663	18,017
Lawyers/expert fees	465	1,570
Overtime	98,600	90,466
Compensation for damages	22,400	19,902
Labor	2,049	1,963
Joint liability	44,411	44,267
Severance pay	47,497	46,825
Employment relationship	1,398	1,249
Other lawsuits	75,676	74,258
Subtotal	447,448	426,700
Related escrow deposits	(222,822)	(213,028)
Total	224,626	213,672

Tax
FUST	3,550	3,411
ICMS	584,957	183,605
Tax on net income (ILL)	500	500
Social security contribution (INSS) (joint liability, fees severance pay)	11,151	11,270
Service tax (ISS)	3,839	5,436
Other lawsuits	67,182	65,644
Subtotal	671,179	269,866
Related escrow deposits	(21,504)	(21,753)
Total	649,675	248,113

Civil
Corporate	365,731	310,038
Consumer lawsuits – special civil courts	218,839	213,460
ANATEL estimates	80,748	76,197
ANATEL fines	73,184	72,940
Strategy	68,743	65,783
Other lawsuits	13,982	13,980
Subtotal	821,227	752,398
Related escrow deposits	(318,525)	(285,506)
Total	502,702	466,892

Total reserve, less escrow deposits	1,377,003	928,677
Current	219,849	218,297
Noncurrent	1,157,154	710,380

Brasil Telecom S.A.

Notes to the unaudited interim financial statements

Three month periods ended March 31, 2009 and 2008

Expressed in thousands of Brazilian Reais

Breakdown of lawsuits by nature and risk, less escrow deposits

	3/31/09
Risk	Labor	Tax	Civil	Total
Probable	224,626	649,675	502,702	1,377,003
Possible	686,873	1,467,438	1,206,684	3,360,995
Remote	444,606	2,376,959	953,089	3,774,654
Total	1,356,105	4,494,072	2,662,475	8,512,652

	12-31-2008
Risk	Labor	Tax	Civil	Total
Probable	213,672	248,113	466,892	928,677
Possible	632,838	1,672,260	1,220,372	3,525,470
Remote	413,913	2,316,591	913,105	3,643,609
Total	1,260,423	4,236,964	2,600,369	8,097,756

Changes in reserve in 2009:

	Labor	Tax	Civil	Total
Reserve as of December 31, 2008	426,700	269,866	752,398	1,448,964
Changes through income (loss)	37,698	401,522	103,323	542,543
Inflation adjustment	13,607	4,540	19,117	37,264
Reassessment of contingent risks	15,192	384,838	71,277	471,307
Reserve for new lawsuits	8,899	12,144	12,929	33,972
Payments	(16,950)	(209)	(34,494)	(51,653)
Subtotal I (reserve)	447,448	671,179	821,227	1,939,854
Related escrow deposits as of December 31, 2008	(213,028)	(21,753)	(285,506)	(520,287)
Changes in escrow deposits	(9,794)	249	(33,019)	(42,564)
Subtotal II (escrow deposits)	(222,822)	(21,504)	(318,525)	(562,851)
Balance as of March 31, 2009, less escrow deposits	224,626	649,675	502,702	1,377,003

Summary of the main matters related to the recognized reserve

Labor

(i)	Sundry premiums - refer to claims of hazardous duty premium, based on Law 7369/85, regulated by Decree 93412/86, due to the alleged risk from employees’ contact with the electric power grid, health hazard premium and transfer premium;

(ii)	Salary differences and related effects - refer mainly to claims for salary increases due to alleged noncompliance with trade union agreements. The effects relate to the impact of the salary increase allegedly due on the other amounts calculated based on the employee’s salary;

(iii)	Job plan and profit sharing - refers to the claim for enforcement of a job and salaries plan, with promotions for seniority and merit, allegedly not granted, and claims for enforcement of the regulations that provided for the payment of profit sharing on the net income of the Company;

(iv)	Joint liability - refers to the claim to assign liability to the Company, filed by outsourced personnel, due to alleged noncompliance with the latter’s labor rights by their direct employers;

(v)	Overtime - refers to the claim for payment of salary and premiums by alleged overtime hours;

(vi)	Job reinstatement - claim due to alleged noncompliance with an employee’s special condition which prohibited termination of the employment contract without cause;

Brasil Telecom S.A.

Notes to the unaudited interim financial statements

Three month periods ended March 31, 2009 and 2008

Expressed in thousands of Brazilian Reais

(vii)	Supplement to FGTS fine - arising from understated inflation, refers to claims to increase the FGTS severance fine as a result of the adjustment of accounts of this fund due to inflation effects.

(viii)	Brasil Telecom S.A. filed a lawsuit against Caixa Econômica Federal to assure the reimbursement of all amounts paid for this purpose;

(ix)	Severance pay - claims of amounts which were allegedly unpaid or underpaid upon severance.

(x)	Salary equalization – refers to amounts allegedly arising from salary equalization, job classification, incorrect duties and accumulation of duties;

(xi)	Compensation for damages – refers to amounts allegedly due for occupational accidents, leased vehicles, occupational diseases, pain and suffering and tenure; and

(vi)	Supplementary retirement benefits – differences allegedly due in the benefit salary referring to payroll amounts.

Tax

(i)	Federal Taxes – several tax notifications claiming the payment of federal taxes on events which were allegedly inadequately classified by the Company or on differences in the calculation of these taxes; and

(ii)	State Taxes – claim for payment of ICMS on transactions which, in the Company’s view, are not subject to this tax, and discussions regarding ICMS credits taken, the validity or legality of which is being questioned by the State Tax Authorities. The current management’s and its current legal counsel’s assessment of discussions on ICMS credits taken by the Company, whose validity or legality is challenged by state tax authorities, changed the contingent risk estimated to probable. This change in estimate generated a material increase in the reserves for contingencies by approximately R$387,124 and net loss for the quarter in the amount of R$255,534, net of taxes.

Civil

(i)	Corporate - Financial Interest Agreements – the Rio Grande do Sul State Court of Appeals (TJ/RS) has issued decisions against the procedure previously adopted by former CRT, a company merged by Brasil Telecom S.A., in lawsuits related to the application of a rule issued by the Ministry of Communications. Such lawsuits are at various levels: lower courts, Court of Appeals and Superior Court of Justice;

(ii)	Consumer lawsuits - refer to civil lawsuits arising from activation of telephone terminals, registering customers with registry credit reporting agencies, collection, co-billing, blockings, ADSL, cancellations, supplemental services, defects, alternative plans, unblockings;

(iii)	Administrative proceedings - ANATEL (estimates and fines) – proceedings arising from inspections referring to the General Quality Targets Plan (PGMQ), the General Universal Service Targets Plan (PGMU), and noncompliance with regulatory obligations. Includes claims against the Company filed with ANATEL by other telecommunications companies;

Strategy and other lawsuits

(iv)	Revision of contractual terms and conditions – lawsuit filed by an equipment supplier against subsidiary Brasil Telecom S.A. claiming revision of contractual terms and conditions due to changes introduced by a plan to stabilize the economy;

Brasil Telecom S.A.

Notes to the unaudited interim financial statements

Three month periods ended March 31, 2009 and 2008

Expressed in thousands of Brazilian Reais

(v)	Customer service centers – public civil lawsuits referring to the shutdown of customer service centers;

(vi)	Free Mandatory Telephone Directories – lawsuits arising from non-delivery of printed residential telephone directories;

(vii)	Compensation for damages - lawsuits seeking compensation for termination of or noncompliance with contracts; and

(viii)	Damages - refer to lawsuits arising from property damage, pain and suffering, occupational accidents and traffic accidents.

Reassessments of contingent risks are linked to changes in circumstances or the occurrence of new facts and decisions which called for a new assessment of the ongoing lawsuits, which are diluted among several lawsuits.

Brasil Telecom S.A.

Notes to the unaudited interim financial statements

Three month periods ended March 31, 2009 and 2008

Expressed in thousands of Brazilian Reais

Possible Loss Risk Contingencies (unaccrued)

Contingencies classified as possible loss risks and, therefore, not recorded in books, are as follows:

Type	3/31/09	12/31/08
Labor	686,873	632,838
Tax	1,467,438	1,672,260
Civil	1,206,684	1,220,372
Total	3,360,995	3,525,470

Changes in 2009:

	Labor	Tax	Civil	Total
Amount calculated at December 31, 2009	632,838	1,672,260	1,220,372	3,525,470
Inflation adjustment	21,251	42,568	33,939	97,758
Reassessment of contingent risks	(29,785)	(265,860)	(117,390)	(413,035)
New lawsuits	62,569	18,470	69,763	150,802
Amount calculated at March 31, 2009	686,873	1,467,438	1,206,684	3,360,995

Summary of the main matters related to possible contingencies

Labor

(i)	Sundry premiums - refer to claims of hazardous duty premium, based on Law 7369/85, regulated by Decree 93412/86, due to the alleged risk from employees’ contact with the electric power grid, health hazard premium and transfer premium;

(ii)	Salary differences and related effects - refer mainly to claims for salary increases due to alleged noncompliance with trade union agreements. The effects relate to the impact of the salary increase allegedly due on the other amounts calculated based on the employee’s salary;

(iii)	Joint liability - refers to the claim to assign liability to the Company, filed by outsourced personnel, due to alleged noncompliance with the latter’s labor rights by their direct employers;

(iv)	Overtime - refers to the claim for payment of salary and premiums by alleged overtime hours;

(v)	Job reinstatement - claim due to alleged noncompliance with an employee’s special condition which prohibited termination of the employment contract without cause;

(vi)	Supplement to FGTS fine - arising from understated inflation – refers to claims to increase the FGTS severance fine as a result of the adjustment of accounts of this fund due to inflation effects and amounts arising from differences in FGTS deposits.

(vii)	Severance pay - claims of amounts which were allegedly unpaid or underpaid upon severance; and

(viii)	Compensation for damages - refers to the claim of amounts allegedly due for occupational accidents, leased vehicles, occupational diseases, pain and suffering and tenure.

Brasil Telecom S.A.

Notes to the unaudited interim financial statements

Three month periods ended March 31, 2009 and 2008

Expressed in thousands of Brazilian Reais

Tax

The main ongoing lawsuits have the following matters:

(i)	ICMS - several ICMS notifications, including regarding two main matters: ICMS levied on certain revenue from services already subject to ISS or which are not part of the ICMS tax base, and utilization of ICMS credits on the purchase of goods and other inputs;

(ii)	ISS – alleged levy of this tax on subsidiary telecommunications services and discussion regarding the classification of the services taxed by the cities listed in Supplementary Law 116/2003;

(iii)	INSS - notifications addressing the addition of captions to the contribution salary allegedly due by the Company; and

(iv)	Federal Taxes – several tax notifications regarding basically the disallowances made on the calculation of taxes, errors in the completion of tax returns, transfer of PIS and COFINS and FUST related to changes in the interpretation of these taxes tax bases by ANATEL.

Civil

The main ongoing lawsuits have the following matters:

(i)	Payments in shares arising from to the Shared Telephony Program (PCT) – the plaintiffs claim from the Company the payment in shares related to the agreements under the PCT. Such lawsuits are at various levels: lower courts, Court of Appeals and Superior Court of Justice;

(ii)	Administrative proceedings - ANATEL – proceedings arising from inspections referring to PGMQ, PGMU, users’ rights, payphone cards, free mandatory telephone directories, etc.;

(iii)	Consumer lawsuits - refer to civil lawsuits arising from activation of telephone terminals, registering customers with registry credit reporting agencies, collection, co-billing, blockings, ADSL, cancellations, supplemental services, defects, alternative plans, and unblockings;

(iv)	Damages - refer to lawsuits arising from property damage, pain and suffering, occupational accidents and traffic accidents;

(v)	Compensation for damages - lawsuits seeking compensation for termination of or noncompliance with contracts;

(vi)	Public civil lawsuits related to customer service centers; and

(vii)	Contractual – lawsuits related to the claim for a percentage resulting from the Real Plan, to be applied on a service agreement, revision of conversion of installments into URV (units of account) and subsequently into reais, related to equipment supply and the provision of services.

Letters of guarantee

As regards contingent liabilities, the Company has letters of guarantee granted by financial institutions, as supplementary collateral for lawsuits in provisional execution to ensure the performance of concession commitments related to permits granted by ANATEL. The total amount of the letters of guarantee in effect at the balance sheet date is R$2,321,286 (R$2,351,546 as of December 31, 2008) and R$2,540,427 (R$2,569,471 as of December 31, 2007), consolidated. The commission charges on these contracts are based on market rates.

Brasil Telecom S.A.

Notes to the unaudited interim financial statements

Three month periods ended March 31, 2009 and 2008

Expressed in thousands of Brazilian Reais

b.	Contingent assets

Below are the tax lawsuits filed by the Company to claim refund of taxes paid.

PIS/COFINS: tax lawsuit challenging the enforcement of Law 9718/98, which increased PIS and COFINS tax base. The Law covered the period from February 1999 to November 2002 for PIS and from February 1999 to January 2004 for COFINS. In November 2005, the Federal Supreme Court (STF) concluded the judgment of certain lawsuits on the same matter and considered the increase in the tax base introduced by said Law unconstitutional. Part of the lawsuits filed by the Company and the STFC concessionaires from Region II of the Concession Plan, merged by the Company in February 2000, became final and unappealable in 2006 as regards the increase in PIS and COFINS tax base. The Company is awaiting the judgments of the lawsuits filed by the other merged companies, and according to legal counsel the likelihood of a favorable outcome in future filing of appeals is regarded as probable. The amount attributed to these lawsuits, representing unrecognized contingent assets, was R$18,433 (R$18,367 as of December 31, 2007) and R$18,910 (R$18,843 as of December 31, 2007) in consolidated.

22.	SHAREHOLDERS’ EQUITY

a.	Capital

As of March 31, 2009, subscribed and paid-up capital is R$3,470,758 (R$3,470,758 as of December 31, 2008), represented by the following shares, without par value:

Type of share	Total shares		Treasury shares		Outstanding shares
	03-31-2009	03-31-2008	03-31-2009	03-31-2008	03-31-2009	03-31-2008
Common	249,597,049	249,597,049	—	—	249,597,049	249,597,049
Preferred	311,353,240	311,353,240	13,231,556	13,451,400	298,121,684	297,901,840
Total	560,950,289	560,950,289	13,231,556	13,451,400	547,718,733	547,498,889

Brasil Telecom S.A.

Notes to the unaudited interim financial statements

Three month periods ended March 31, 2009 and 2008

Expressed in thousands of Brazilian Reais

	3/31/09	12/31/08
Book value per outstanding share (R$)	11.27	11.40

The preferred shares held in treasury are excluded from the determination of the book value.

The Company is authorized to increase its capital, according to a resolution of the Board of Directors, up to the total limit of 800,000,000 common or preferred shares, within the legal limit of two thirds ( 2/3) for the issuance of new nonvoting preferred shares.

By resolution of the Shareholders’ Meeting or Board of Directors’ Meeting, the Company’s capital can be increased through capitalization of retained earnings or reserves previously allocated for this purpose by the Shareholders’ Meeting. Under these conditions, the capitalization may be performed without changing the amount of shares.

Capital is represented by common and preferred shares, without par value, and the Company is not required to maintain the current proportion of these types of share on capital increases.

By resolution of the Shareholders’ Meeting or the Board of Directors’, the preemptive right on issuance of shares, warrants or convertible debentures can be cancelled in the cases provided for in article 172 of the Brazilian Corporate Law.

Preferred shares are nonvoting except in the cases specified in paragraphs 1-3 of Article 12 of the Bylaws, but are assured priority in the payment of the noncumulative minimum dividends of the higher of 12 per year, which is calculated on the amount obtained after dividing the capital by the total number of the Company’s shares and 6% per year, calculated on the amount obtained after dividing the shareholders’ equity by the total number of the Company’s shares.

b.	Treasury shares

Treasury shares derive from Share Buyback Programs carried out from 2002 to 2004. On September 13, 2004, a material event notice was disclosed on the last proposal approved by the Company’s Board of Directors for repurchase of preferred shares issued by the Company to be held in treasury, cancelled, or subsequently sold.

The position of treasury shares is as follows:

	3/31/09
	Preferred shares	Amount
Balance at December 12, 2008	13,451,400	152,129
Shares sold	(219,844)	(2,487	)(1)
Balance at end of quarter	13,231,556	149,642

(1)	Equivalent to the cost of shares sold

	3/31/09	12/31/08
Historic cost on purchase of treasury shares (R$ per share)
Weighted average	11.31	11.31
Minimum	10.31	10.31
Maximum	13.80	13.80

Unit cost considers all share buyback programs.

Brasil Telecom S.A.

Notes to the unaudited interim financial statements

Three month periods ended March 31, 2009 and 2008

Expressed in thousands of Brazilian Reais

The shares sold in the quarter were used to shares used to settle employee and management stock option exercises, for the price of R$3,572, generating a net gain of R$1,085, amount recorded in the capital reserve

Fair value of treasury shares

The fair value of treasury shares at the balance sheet date was as follows:

	3/31/09	12/31/08
Number of preferred shares held in treasury	13,231,556	13,451,400
Quotation per share on BOVESPA (R$)	12.90	13.64
Fair value	170,687	183,477

The costs of the purchase of treasury shares are recorded in a specific line account of shareholders’ equity.

The table below shows the deduction of the amount of treasury shares from the reserves used in the buyback:

	Share subscription premium		Other capital reserves
	3/31/09	12/31/08	3/31/09	12/31/08
Reserves account balance	458,684	458,684	126,372	125,287
Treasury shares	(99,822)	(99,822)	(49,820)	(52,307)
Balance, net of treasury shares	358,862	358,862	76,552	72,980

c.	Capital reserves

Capital reserves are recognized pursuant to the following practices:

Share premium reserve: equal to the difference between the amount paid on subscription and the amount allocated to capital.

Investment grant reserve: recognized due to the investment grants received before the beginning of FY 2008 the contra entry of which represents a Company asset.

Law 8200/91 special inflation adjustment reserve: recognized due to the special inflation adjustments of permanent assets and the purpose of which was the offset of distortions in inflation adjustment indices prior to 1991.

Stock options: line account recognized due to the stock options granted and recognized according to the share-based payment plans and settled which equity instruments.

Other capital reserves: formed by the contra entry to interest on construction in progress incurred through December 31, 1998 and the funds invested in income tax incentives before the beginning of fiscal year 2008.

Brasil Telecom S.A.

Notes to the unaudited interim financial statements

Three month periods ended March 31, 2009 and 2008

Expressed in thousands of Brazilian Reais

d.	Earnings reserves

Earnings reserves are recognized pursuant to the following practices:

Legal reserve: allocation of five percent of the annual net income up to 20 percent of capital. This allocation is optional when the legal reserve plus the capital reserves exceeds 30 percent of capital. This reserve is only used for capital increase or absorption of losses.

Investments reserve: comprises the balances of net income for the year, adjusted pursuant to article 202 of Law 6404/76 and allocated after the payment of dividends. The net income allocated to this reserve was fully allocated as retained earnings by the related Shareholders’ Meetings, in view of the Company’s investment budget and pursuant to article 196 of the Brazilian Corporate Law. Up to the end of fiscal year 2007, the profits retained for investments remained in the retained earnings line account, pursuant to article 8 of CVM Resolution 59/86. After Law 11638/37 came into effect, determining that no balances should remain under the retained earnings line account at the balance sheet date, said retained earnings were transferred to this investment reserve.

e.	Dividends and interest on capital

Dividends are calculated pursuant to the Company’s Bylaws and the Brazilian Corporate Law. Mandatory minimum dividend are calculated in accordance with article 202 of Law 6404/76, and preferred or priority dividends are calculated pursuant to the Company’s Bylaws.

By deliberation of the Board of Directors, the Company can pay or credit, as dividends, interest on capital pursuant to article 9, paragraph 7, Law 9249, of December 26, 1995. The interest paid or credited will be offset against the annual mandatory minimum dividend amount, pursuant to article 43 of the Bylaws.

23.	DERIVATIVES AND RISKS ANALYSIS

Financial Risk Management

The Company’s activities expose it to several financial risks, such as: market risk (including currency fluctuation risks, interest rate risk on fair value and cash flows, and price risk), credit risk and liquidity risk. The Company’s overall risk management program focuses on the unpredictability of financial markets and seeks to mitigate potential adverse impacts on financial performance. The Company uses derivatives to hedge against certain risk exposures.

Risk management is carried out by the Company’s treasury officer, in accordance with the policies approved by management. The treasury officer identifies, assesses and covers financial risks together with the other operating units of the Company. Management provides written principles for overall risk management, as well as policies addressing specific areas, such as exchange rate and interest risk, credit risk, use of derivatives and non-derivative financial instruments, and highly liquid investments.

According to their nature, financial instruments may involve known or unknown risks, and the potential of these risks is important, in the best judgment. Thus, there may exist risks with or without guarantees depending on circumstantial or legal aspects.

Brasil Telecom S.A.

Notes to the unaudited interim financial statements

Three month periods ended March 31, 2009 and 2008

Expressed in thousands of Brazilian Reais

a.	Fair value of financial assets and financial liabilities

The Company has estimated the market value or effective realization (fair value) of their financial instruments using available market information and appropriate estimation methodologies for each situation. The interpretation of market data for the selection of methodologies requires considerable judgment and the preparation of estimates to obtain an amount considered appropriate for each situation. Accordingly, the estimates presented may not be necessarily indicative of the amounts that could be obtained in a current market. The use of different assumptions for the calculation of the fair value may have a material effect on the amounts obtained.

The method used for calculation of the fair value of the swap derivatives was the future cash flow related to the instrument contracted, discounted at market rates prevailing on the balance sheet date.

The fair value of securities traded in active markets is equivalent to the amount of the last closing quotation available at the balance sheet date multiplied by the number of outstanding securities. The fair values of contracts where the current contractual terms and conditions are similar to those originally contracted or which do not present quotation or contracting benchmarks are equal to their carrying amounts.

Brasil Telecom S.A.

Notes to the unaudited interim financial statements

Three month periods ended March 31, 2009 and 2008

Expressed in thousands of Brazilian Reais

The classes of assets and liabilities presented in this note were selected based on their materiality and are as follows:

	3/31/09		12/31/08
	Carrying amount	Fair value	Carrying amount	Fair value
Assets
Cash and cash equivalents	1,057,811	1,057,811	1,478,558	1,478,558
Short-term investments	545,231	545,231	561,867	561,867
Trade accounts receivable	2,123,424	2,123,424	2,210,090	2,210,090
Due from parent company	302,244	324,151	—	—
Derivatives	—	—	29,179	29,179
Other assets	251,532	251,532	242,941	242,941

Liabilities
Accrued payables and expenses	1,702,207	1,702,207	2,060,414	2,060,414
Loans and financing	3,566,095	3,582,172	3,571,999	3,597,016
Debentures	1,130,444	1,142,123	1,091,906	1,058,712
Derivatives	207,754	207,754	222,073	222,073
Dividends/interest on capital	329,825	329,825	340,785	340,785
Treasury shares	(149,642)	(170,687)	(152,129)	(183,477)
Other payables	929,704	929,704	894,594	894,594

Brasil Telecom S.A.

Notes to the unaudited interim financial statements

Three month periods ended March 31, 2009 and 2008

Expressed in thousands of Brazilian Reais

b.	Financial instruments per category

The account balances of financial instruments per category are as follows:

	3/31/09			12/31/08
	Receivables, loans and liabilities at amortized cost	At fair value with gains and losses recognized in income or loss	Total	Receivables, loans and liabilities at amortized cost	At fair value with gains and losses recognized in income or loss	Total
Assets
Cash and cash equivalents	—	1,057,811	1,057,811	—	1,478,558	1,478,558
Short-term investments	—	545,231	545,231	—	561,867	561,867
Trade accounts receivable	2,123,424	—	2,123,424	2,210,090	—	2,210,090
Loans and financing	302,244	—	302,244	—	—	—
Derivatives	—	—	—	—	29,179	29,179
Other assets	251,532		251,532	242,941	—	242,941
Total	2,677,200	1,603,042	4,280,242	2,453,031	2,069,604	4,522,635

Liabilities
Accrued payables and expenses	1,702,207	—	1,702,207	2,060,414	—	2,060,414
Loans and financing	3,566,095	—	3,566,095	3,571,999	—	3,571,999
Debentures	1,130,444	—	1,130,444	1,091,906	—	1,091,906
Derivatives	—	207,754	207,754	—	222,073	222,073
Dividends/interest on capital	329,825	—	329,825	340,785	—	340,785
Treasury shares	(149,642)	—	(149,642)	(152,129)	—	(152,129)
Other payables	929,704	—	929,704	894,594	—	894,594
Total	7,508,633	207,754	7,716,387	7,807,569	222,073	8,029,642

The Company had no financial instruments classified as held to maturity at the balance sheet date.

c.	Credit risk

The concentration of credit risk related to trade accounts receivables is immaterial due to the diversification of its portfolio and the monitoring controls applied. Doubtful receivables are adequately covered by an allowance for potential losses. (See note 10.)

Transactions with financial institutions (short-term investments and loans and financing) are conducted with prime banks, avoiding concentration risks.

d.	Exchange rate risk

The Company has foreign currency-denominated loans and financing. The risk associated with these liabilities is related to the possibility of fluctuations in foreign exchange rates that may increase the balance of such liabilities. Loans exposed to this risk represent approximately 14.4% (16.7% as of December 31, 2008) of total liabilities from loans and financing, less the foreign exchange hedging transactions contracted. In order to minimize this type of risk, the Company has been entering into foreign exchange hedging contracts with financial institutions. Out of the foreign currency-denominated debt, 30.3% (60.5% as of December 31, 2008) is hedged under exchange rate swap and US dollar options, and foreign currency-denominated short-term investments. The unrealized gains from or losses on hedging transactions, consisting of foreign exchange rate swaps and US dollar options, are recorded in the statement of operations as gains or losses, based on the status of each instrument.

Brasil Telecom S.A.

Notes to the unaudited interim financial statements

Three month periods ended March 31, 2009 and 2008

Expressed in thousands of Brazilian Reais

At end of the quarter, net exposure to foreign exchange rate risk, at carrying amount and fair value, is as follows:

	3/31/09		12/31/08
	Carrying amount	Fair value	Carrying amount	Fair value
Assets
Derivatives	—	—	29,179	29,179
Total	—	—	29,179	29,179
Current	—	—	29,179	29,179
Noncurrent	—	—	—	—

	3/31/09		12/31/08
	Carrying amount	Fair value	Carrying amount	Fair value
Liabilities
Loans and financing	677,526	647,210	779,932	763,571
Derivatives	207,754	207,754	222,073	222,073
Total	885,280	854,964	1,002,005	985,644
Current	218,443	218,060	230,773	230,150
Noncurrent	666,837	636,904	771,232	755,494

Derivatives

In accordance with investment policies approved by the Board of Directors in May 2007, the Company is allowed to enter into derivative transactions, without leverage, with prime financial institutions, in order to implement investment strategies and hedge debts. The investment limits in derivative transactions cannot exceed 10% of the higher of the Company’s total investments and total foreign-currency denominated debt exposed to exchange rate changes. This type of transactions can only be entered into after being approved by management, in accordance with formally established procedures.

The Company has internal controls to ensure timely monitoring of foreign exchange risks. Since the Company has derivative investments to hedge debts, the management and assessment of the results from these transactions only consider the reduction or elimination of the effects of fluctuations in exchange rates on its debt.

Brasil Telecom S.A.

Notes to the unaudited interim financial statements

Three month periods ended March 31, 2009 and 2008

Expressed in thousands of Brazilian Reais

Derivatives are summarized as follows:

	Maturity	Notional amount			Fair value		Accumulated effect (current period)
							Amount receivable	Amount payable
		3/31/09	12/31/08		3/31/09	12/31/08	03/31/09	03/31/08
Swap contracts
Asset position
Foreign currency – yen (i)	Sep 09 to Mar 11	222,515		280,703	199,306	277,774	—	199,306
Liability position
Interest rate – CDI (i)	Sep 09 to Mar 11	(222,515)		(280,703)	(407,060)	(499,428)	—	(407,060)
Net value		—		—	(207,754)	(221,654)	—	(207,754)

Option contracts
Holder position - Call
Foreign currency – US dollar (ii)	Feb 09	—	US$	80,000	—	29,179	—	—
Writer position - Put
Foreign currency – US dollar (ii)	Feb 09	—	US$	(64,000)	—	(419)	—	—

(i)	Yen to CDI swap (Plain Vanilla)

In 2004, the Company contracted foreign exchange swap transactions (plain vanilla) to hedge cash flows related to its liabilities denominated in yens with final maturity in March 2011. Under these contracts, the Company has a long position in yens, plus fixed interest rate, and a short position tied to a percentage of a one-day interest rate (CDI), hedging against the foreign exchange fluctuation risk of the yen against the Brazilian real, which in effect represented a swap of yen cost of 1.92% per year with an average weighted rate of 95.91% at the balance sheet date. Such contracts were entered into with the following prime financial institutions: Citibank N.A. - Brazilian branch, Citibank DTVM S.A., Banco Citibank S.A., Banco JP Morgan S.A. and Banco Santander Brasil S.A. The transactions were duly registered with CETIP S.A. and there is no margin of security required for such contracts.

As the long position flows of swap contracts will be fully offset by the liability flows of the yen-denominated debt, the Company considers that the risk of being in default with one-day interest rates (CDI) is the increase of the CDI.

Sensitivity analysis of exchange rate fluctuations

At the balance sheet date, management estimated the probable scenario of Brazilian real depreciation against other currencies based on the closing dollar exchange rate (sell PTAX). The same US dollar rate at the balance sheet date was used for the probable scenario rate. The probable rate was then depreciated by 25% and 50% and used as benchmark for the possible and remote scenarios, respectively.

Brasil Telecom S.A.

Notes to the unaudited interim financial statements

Three month periods ended March 31, 2009 and 2008

Expressed in thousands of Brazilian Reais

Foreign exchange rate scenario

Description	Rate	Depreciation
Probable scenario
US dollar	2.3152	0%
Japanese yen	0.0233	0%
Currency basket	0.0454	0%
Possible scenario
US dollar	2.8940	25%
Japanese yen	0.0292	25%
Currency basket	0.0567	25%
Remote scenario
US dollar	3.4728	50%
Japanese yen	0.0350	50%
Currency basket	0.0680	50%

As of March 31, 2009, the management estimated a future outflow for the payment of interest and principal of its debts pegged to foreign exchange rates based on interest rates prevailing at balance sheet date and the foreign exchange rates above, also assuming that all interest and principal payments would be made on scheduled maturity dates. The impact of hypothetical depreciation of the Brazilian real in relation to other currencies can be measured by the difference in the future flows in the possible and remote scenarios compared to the probable scenario, where there is no estimate of depreciation. Such sensitivity analysis considers payment outflows in future dates. Thus, the aggregate of the amounts for each scenario is not equivalent to the fair value, or even the present value of liabilities.

Transaction	Individual risk	Future payment outflows by period
		Up to 1 year	1 to 3 years	3 to 5 years	Total
Probable scenario
US dollar debts	Increase in dollar rate	59,673	106,628	563,038	729,339
Cash in US dollar (i)	Decrease in dollar rate	—	—	(4)	(4)
Yen debts	Increase in yen rate	106,258	103,099	—	209,357
Swap (long position - yen)	Decrease in yen rate	(104,059)	(102,100)	—	(206,159)
Currency basket debts	Increase in currency basket rate	44,283	43,312	—	87,595
Total pegged to exchange rate		106,155	150,939	563,034	820,128
Possible scenario
US dollar debts	Increase in dollar rate	74,591	133,285	703,798	911,674
Cash in US dollar (i)	Decrease in dollar rate	—	—	(5)	(5)
Yen debts	Increase in yen rate	132,822	128,874	—	261,696
Swap (long position - yen)	Decrease in yen rate	(130,074)	(127,625)	—	(257,699)
Currency basket debts	Increase in currency basket rate	55,354	54,139	—	109,493
Total pegged to exchange rate		132,693	188,673	703,793	1,025,159
Remote scenario
US dollar debts	Increase in dollar rate	89,510	159,941	844,558	1,094,009
Cash in US dollar (i)	Decrease in dollar rate	—	—	(6)	(6)
Yen debts	Increase in yen rate	159,387	154,649	—	314,036
Swap (long position - yen)	Decrease in yen rate	(156,089)	(153,150)	—	(309,239)
Currency basket debts	Increase in currency basket rate	66,425	64,967	—	131,392
Total pegged to exchange rate		159,233	226,407	844,552	1,230,192
Impacts
Possible scenario - probable scenario		26,538	37,735	140,759	205,032
Remote scenario - probable scenario		53,078	75,469	281,517	410,064

Brasil Telecom S.A.

Notes to the unaudited interim financial statements

Three month periods ended March 31, 2009 and 2008

Expressed in thousands of Brazilian Reais

(i)	Cash in US dollar held for hedging purposes.
Note:	There are no outflows higher than five years.

The fair value of instruments subject to foreign exchange risk would be impacted as follows in the estimated scenarios:

Impacts on fair value of liability instruments
Transaction	Risk	Balance at 3/31/09
Probable scenario
US dollar debts	Increase in dollar rate	449,141
Cash in US dollar (i)	Decrease in dollar rate	(4)
Yen debts	Increase in yen rate	198,068
Swap (long position - yen)	Decrease in yen rate	(199,307)
Currency basket debts	Increase in currency basket rate	78,602
Total pegged to exchange rate		526,500
Possible scenario
US dollar debts	Increase in dollar rate	561,426
Cash in US dollar (i)	Decrease in dollar rate	(5)
Yen debts	Increase in yen rate	247,585
Swap (long position - yen)	Decrease in yen rate	(249,134)
Currency basket debts	Increase in currency basket rate	98,253
Total pegged to exchange rate		658,125
Remote scenario
US dollar debts	Increase in dollar rate	673,711
Cash in US dollar (i)	Decrease in dollar rate	(6)
Yen debts	Increase in yen rate	297,102
Swap (long position - yen)	Decrease in yen rate	(298,960)
Currency basket debts	Increase in currency basket rate	117,903
Total pegged to exchange rate		789,750
Impacts
Possible scenario - probable scenario		131,625
Remote scenario - probable scenario		263,250

(i)	Cash in US dollar held for hedging purposes.

e.	Interest rate risk

Assets

Cash equivalents and financial investments in local currency are maintained in financial investment funds (FIFs) exclusively managed for the Company and investments in its own portfolio of private securities (floating rate CDBs) issued by prime financial institutions.

The Company also has a loan granted to the company that prints telephone directories, which yields interest based on the IGP-DI. In addition, the Company has fixed-income securities (CDBs) invested in Banco de Brasília S.A., related to the guarantee for the credit incentive granted by the government of the Federal District, under the Program for Economic Sustainable Development in the Federal District (PRO-DF), which yield interest ranging from 94% to 97% of the Central Bank overnight rate (SELIC).

The interest rate risk linked to these assets arises from the possibility of fluctuations in these rates and consequent decrease in return on these assets.

Brasil Telecom S.A.

Notes to the unaudited interim financial statements

Three month periods ended March 31, 2009 and 2008

Expressed in thousands of Brazilian Reais

These assets are presented in the balance sheet as follows:

	Carrying amount and fair value
	3/31/09	12/31/08
Assets
Cash equivalents	874,771	1,310,720
Short-term investments	545,231	561,867
Loans and financing	302,244	—
Other assets	12,771	12,299
Total	1,735,017	1,884,886
Current	1,424,047	1,874,345
Noncurrent	310,970	10,541

Liabilities

The Company has loans and financing in local currency subject to the following indices: Long-term Interest Rate (TJLP), Monetary Unit of the National Bank for Economic and Social Development (UMBNDES), Interbank Certificates of Deposit (CDIs) and General Price Index - Domestic Supply (IGP-DI) and financing in foreign currency subject to the yen LIBOR and LIBOR indices. The Company is also exposed to CDI arising from swap transactions contracted, the purpose of which is to hedge its yen-denominated liabilities, as mentioned in note 23.d. The Company has no other derivative transactions to hedge its liabilities against interest rate risk.

Additionally, the Company issued public debentures, not convertible into or exchangeable for shares. This liability was contracted at an interest rate pegged to CDI, compound by a surcharge.

The risk inherent to these liabilities arises from the possibility of fluctuations in those rates. The Company continuously monitors these market rates to assess the possible contracting of instruments to hedge against the risk of fluctuation of these rates.

Sensitivity analysis of interest rate fluctuations

The Company understands that the most significant risk related to interest rate fluctuations arises from its liabilities pegged to the CDI and TJLP. The risk is associated to an increase in those rates.

At the balance sheet date, management estimated a probable scenario of changes in interbank deposit rates (DIs) and TJLP. The rates prevailing at the balance sheet date were used in the probable scenario. These rates have been stressed by 25% and 50%, and used as benchmark for the possible and remote scenarios.

Interest exchange rate scenario

Probable scenario		Possible scenario		Remote scenario
CDI	TJLP	CDI	TJLP	CDI	TJLP
11.08% p.a.	6.25% p.a.	13.85% p.a.	7.81% p.a.	16.62% p.a.	9.38% p.a.

As of March 31, 2009, management estimated a future outflow for the payment of interest and principal of its debts pegged to CDI and TJLP based on the interest rates above, also assuming that all interest and principal payments would be made on scheduled maturity dates. The impact of hypothetical increase of interest rates can be measured by the difference in the future flows in the possible and remote scenarios compared to the probable scenario, where there is no estimate of increase. Such sensitivity analysis considers payment outflows in future dates. Thus, the aggregate of the amounts for each scenario is not equivalent to the fair value, or even the present value of these liabilities. The fair value of these liabilities, should the Company’s credit risk remain unchanged, would not be impacted in the event of fluctuations in interest rates, as the interest rates used to estimate future cash outflows would be the same which adjust such flows to present value.

Brasil Telecom S.A.

Notes to the unaudited interim financial statements

Three month periods ended March 31, 2009 and 2008

Expressed in thousands of Brazilian Reais

Additionally, the Company has cash equivalents and short-term investments in floating rate securities whose yield would also increase in the possible and remote scenarios, thus offsetting part of the impact of the increase of interest rates on debt payment outflows. However, as the estimated maturities are different from the maturities of financial liabilities, the impact of the scenarios on such assets has not been considered. The balances of cash equivalents and short-term investments are disclosed in note 9.

Brasil Telecom S.A.

Notes to the unaudited interim financial statements

Three month periods ended March 31, 2009 and 2008

Expressed in thousands of Brazilian Reais

Future interest payment outflows by period

Transaction	Individual risk	Up to 1 year	1 to 3 years	3 to 5 years	Above 5 years	Total
Probable scenario
CDI pegged debts	CDI increase	162,042	285,322	103,500	—	550,864
Swap (short position -CDI)	CDI increase	109,669	128,485	—	—	238,154
TJLP pegged debts	TJLP increase	256,484	311,634	134,697	25,646	728,461
Total pegged to interest rates		528,196	725,440	238,197	25,646	1,517,479
Possible scenario
CDI pegged debts	CDI increase	181,266	337,801	122,534	—	641,601
Swap (short position -CDI)	CDI increase	113,542	138,382	—	—	251,924
TJLP pegged debts	TJLP increase	262,748	350,297	194,828	46,875	854,747
Total pegged to interest rates		557,555	826,480	317,362	46,875	1,748,272
Remote scenario
CDI pegged debts	CDI increase	200,221	389,645	141,337	—	731,203
Swap (short position -CDI)	CDI increase	117,393	148,448	—	—	265,841
TJLP pegged debts	TJLP increase	268,982	389,587	257,740	69,866	986,174
Total pegged to interest rates		586,596	927,680	399,077	69,866	1,983,219
Impacts
Possible scenario - probable scenario		29,360	101,040	79,165	21,229	230,793
Remote scenario - probable scenario		58,401	202,240	160,880	44,220	465,740

f.	liquidity risk

The Company uses cash flows generated by operations and third-party financing to defray capital expenses on the expansion and modernization of the network, pay dividends, repay debts in advance, and invest in new businesses.

g.	Risk of acceleration of maturity of loans and financing

The obligations derived from financing, mentioned in note 17, related to BNDES agreements, public debentures and mainly to debts with financial institutions, contain covenants that provide for the accelerated maturity of obligations in the cases where certain levels for certain indicators are not met, such as interest coverage ratios and leverage degree (financial covenants), as well as in the event of a change in the Company’s shareholding control.

For the financing agreements with the BNDES, the Company must comply with a set of financial ratios and in the event of noncompliance with some of these ratios, the Bank is allowed to request the temporary blocking of values deposited in the collection accounts backed to the agreements.

All indicators set forth in agreements are being complied with and thus no sanctions or penalties set forth in the agreement clauses entered into are being enforced upon the Company.

Brasil Telecom S.A.

Notes to the unaudited interim financial statements

Three month periods ended March 31, 2009 and 2008

Expressed in thousands of Brazilian Reais

h.	Contingent risks

Contingent risks are assessed according to probable, possible or remote likelihood of loss. Contingencies considered as of probable risk are recorded in liabilities. Details on these risks are presented in note 21.

i.	Regulatory risk

Concession agreements

The Company has entered into local and domestic long distance concession agreements with ANATEL, effective from January 1, 2006 to December 31, 2025. These concession agreements, which provide for reviews on a five-year basis, in general have a higher intervention level in the management of the business and several provisions defending the consumer’s interests, as perceived by the regulator. The main features are:

(i)	The price of the public service concession is defined as two percent of revenue net of taxes, calculated every two years, starting 2006, and the first payment was made on April 30, 2007. This calculation method corresponds to one percent for each fiscal year;

(ii)	The definition of new universal service goals, particularly the Special Class Individual Access (AICE) with mandatory installation of network infrastructure for interconnection to high-capacity access networks;

(iii)	Possibility of the Regulator imposing alternative mandatory offer plans;

(iv)	Introduction of Regulator’s right to intervene in and change the concessionaire’s agreements with third parties;

(v)	Inclusion of the parent company’s, subsidiary’s, associates’ and third parties’ assets, indispensable to the concession, as returnable assets; and

(vi)	Creation of a users’ board in each concession.

Interconnection tariffs are defined as a percentage public local and domestic long distance tariff until the effective implementation of cost model by service/modality, scheduled for 2009, as defined in the Regulation for Separation and Accounting Allocation Regulations (Resolution 396/05).

24.	EMPLOYEE BENEFITS

The benefits described in this note are offered to the Company’s employees, as regards the supplementary pension plan. For purposes of the supplementary pension plan (“Pension Funds”) mentioned in this note, the Company also may be referred to as “Sponsor”.

Brasil Telecom S.A.

Notes to the unaudited interim financial statements

Three month periods ended March 31, 2009 and 2008

Expressed in thousands of Brazilian Reais

a.	Pension Funds

Supplementary pension plans related to retirement are sponsored for employees and assisted participants, and, in the case of the latter, health care in certain cases. These plans are managed by the following institutions: (i) Fundação 14 de Previdência Privada (“Fundação 14”); (ii) Fundação BrTPREV (“FBrTPREV”), originated from former CRT, a company merged by the Company on December 28, 2000; and (iii) Fundação SISTEL de Seguridade Social (“SISTEL”), originated from certain companies of the former Telebrás System.

The Bylaws provide for the approval of the supplementary pension plan policy, and the joint liability attributed to the defined benefit plans is ruled by the agreements entered into with the institutions, with the agreement of the Pension Plan Authority (SPC), as regards the specific plans.

The sponsored plans are valued by independent actuaries at the balance sheet date. For the years ended 2008 and 2007, the actuarial valuations were performed by Mercer Human Resource Consulting Ltda.

As regards the defined benefit plans described in this note, actuarial gains and losses are immediately recognized, and therefore the full liabilities are recognized for the plans presenting a deficit, pursuant to CVM Resolution 371/00. For the plans that show a post an actuarial surplus, assets are recorded when there is an express authorization for offsetting them against future employer contributions.

Pension fund reserves

Refer to the recognition of the actuarial deficit of the defined benefit plans, as shown below:

	3/31/09	12/31/08
FBrTPREV – BrTPREV Plans, Alternativo and Fundador	648,372	753,287
PAMEC Plan	2,539	2,504
Total	650,911	755,791
Current	43,447	148,391
Noncurrent	607,464	607,400

Assets recorded to be offset against future employer contributions

The Company recognized assets referring to contribution surpluses of the sponsor and the portion of the surplus attributed to it referring to the TCSPREV plan, managed by Fundação 14. The assets recognized are used to offset future employer contributions.

The balance of these assets, recorded under “Other assets”, is as follows:

	3/31/09	12/31/08
TCSPREV Plan	139,392	123,938
Total	139,392	123,938
Current	28,377	15,874
Noncurrent	111,015	108,064

Brasil Telecom S.A.

Notes to the unaudited interim financial statements

Three month periods ended March 31, 2009 and 2008

Expressed in thousands of Brazilian Reais

Features of the sponsored supplementary pension plans

FUNDAÇÃO 14

Fundação 14 de Previdência Privada was created in 2004 to manage and operate the TCSPREV pension plan.

Plan

TCSPREV (Defined Contribution, Settled Benefit and Defined Benefit)

This defined contribution and settled benefit plan was introduced on February 2, 2000. On December 31, 2001, all pension plans were merged with SISTEL, and the SPC exceptionally and provisionally approved the document submitted to that Authority, in view of the need for adjustments to the regulation. Thus, TCSPREV consists of defined contribution groups with settled and defined benefits. The plans added to the TCSPREV were PBS-TCS, PBT-BrT, BrT Management Agreement, and the Unusual Contractual Relationship Agreement, and the terms and conditions set forth in the original plans were maintained.

On September 18, 2008, SPC/MPS Ordinance 2521, of September 17, 2008, which approved the new regulation of the plan, was published in the Federal Official Gazette (D.O.U.), fully recognizing what had been exceptionally and provisionally approved on December 31, 2001. The new regulation also includes the adjustments necessary to meet the current requirements of supplementary pension plan legislation.

In March 2003, the TCSPREV Plan was no longer offered to the sponsors’ new hires. However, this plan started to be offered again in March 2005 to the defined contribution group. TCSPREV currently serves nearly 67.5% of the staff.

Contributions to this plan, by group of participants, are established based on actuarial studies prepared by independent actuaries according to the regulations in force in Brazil, using the capitalization system to determine funding. Currently, contributions are made by the participants and the sponsor only for the internal groups PBS-TCS (defined benefit) and TCSPREV (defined contribution). In the TCSPREV group, the contributions are credited to individual accounts of each participant, equally by employee and sponsor, and the basic contribution percentages range from 3% to 8% of the participant’s salary, according to participant’s age. Participants have the option to make additional contributions to the plan but without being matched by the sponsor. In the PBS-TCS group, the sponsor’s contribution corresponds to 12% of the participants’ payroll, whereas the employee’s contribution varies according to his/her age, length of service and salary, and an entry fee may also be paid depending on the age at which he/she joins the plan. The sponsors are responsible for defraying all the administrative costs and risk benefits, except for self-sponsored participants and the deferral of benefits.

The SPC authorized, through Ordinance 2792 of February 27, 2009, the transfer of the management of the TCSPREV benefits plan to Fundação Atlântico de Seguridade Social, an entity sponsored by the Oi Group, new Company controlling shareholder.

FUNDAÇÃO SISTEL DE SEGURIDADE SOCIAL

The supplementary pension plan - PBS-A, which remains under SISTEL’s management, comes from the period before the Telebrás’ spin-off and serves participants who held the status of beneficiaries in January 2000. SISTEL also manages the PAMA/PAMA-PCE pension plan, formed by participants assisted by the PBS-A Plan, the PBS’s plans segregated by sponsor in January 2000 and PBS-TCS’ Internal Group, merged by the TCSPREV plan in December 2001.

Brasil Telecom S.A.

Notes to the unaudited interim financial statements

Three month periods ended March 31, 2009 and 2008

Expressed in thousands of Brazilian Reais

Plans

PBS-A (Defined Benefit)

Jointly maintained with other sponsors associated to the provision of telecommunications services and intended for participants who held the status of beneficiaries on January 1, 2000.

Contributions to the PBS-A are contingent on the determination of an accumulated deficit. As of December 31, 2008, date of the last actuarial valuation, the plan presented a surplus.

PAMA - Retirees’ Health Care Plan/PCE – Special Coverage Plan (Defined Contribution)

Jointly maintained with other sponsors related to the provision of telecommunications services and intended for participants who held the status of beneficiaries on January 31, 2000, for the beneficiaries of the PBS-TCS Group, merged on December 31, 2001 by TCSPREV (plan currently managed by Fundação 14) and for the participants of PBS’s defined benefit plans sponsored by other companies, together with SISTEL and other foundations. According to a legal and actuarial valuation, the Sponsor’s responsibility is exclusively limited to future contributions. From March to July 2004, from December 2005 to April 2006, and from June to November 2008, an incentive optional migration of retirees and PAMA pensioners took place for new coverage conditions (PCE). The option of participants for the migration resulted in their contribution to PAMA/PCE.

The contributions to this plan correspond to 1.5% of the payroll of active participants subject to PBS plans, segregated and sponsored by the several sponsoring companies. In the case of Brasil Telecom, the PBS-TCS was merged into the TCSPREV plan on December 31, 2001, and began to form an internal group of the plan. Due to the utilization of PAMA funds, the participants share a portion of its individual costs used in the plan. Contributions are also made by the retirees and pensioners who migrated to PAMA/PCE. For sponsors, the option of participants to migrate to PAMA/PCE does not change the employer dues of 1.5% previously mentioned.

FUNDAÇÃO BrTPREV

Manager originated from the plans sponsored by former CRT, a company which was merged by the Company at the end of 2000. By sponsoring FBrTPREV, Brasil Telecom S.A.’s main purpose is to maintain pension plans that supplement the benefits offered by the official social security system.

Plans

BrTPREV

Defined contribution and settled benefit plan, launched in October 2002, intended to grant pension plan benefits supplementary to benefits granted by the official social security system and which initially served only employees of the Rio Grande do Sul Branch. This pension plan started to be offered to new employees of the Company and its subsidiaries from March 2003 to February 2005, when its offering was suspended and it is closed to new participants. BrTPREV currently serves nearly 20.6% of the staff.

Brasil Telecom S.A.

Notes to the unaudited interim financial statements

Three month periods ended March 31, 2009 and 2008

Expressed in thousands of Brazilian Reais

Contributions to this plan are established based on actuarial studies prepared by independent actuaries according to the regulations in force in Brazil, using the capitalization system to determine its funding. The contributions are credited to individual accounts of each participant, equally by employee and sponsor, and the basic contribution percentages vary from 3% to 8% of the participant’s salary, according to the participant’s age. Participants have the option to make additional contributions to the plan but without being matched by the sponsor. The sponsors are responsible for defraying all the administrative costs and risk benefits, except for self-sponsored participants and the deferral of benefits.

Fundador/Alternativo

Defined benefit plans intended to grant pension benefits supplementary to the benefits of the official social security system, which is closed to new participants, originated from the merger of the Fundador-BrT plan by the Alternativo-BrT plan, pursuant to SPC Ordinance 2627 of November 25, 2008, thus forming a single plan, without changing the rules for the participants and beneficiaries, and which was renamed to Fundador/Alternativo plan. Currently this plan serves nearly 0.15% of the staff.

The regular contribution made by the sponsor is matched by the regular contribution of the participant, whose rates vary according to age, length of service and salary. For participants bound by the rules of the former Alternativo Plan-Brt, the contributions are limited to three times the ceiling benefit of the National Social Security Institute (INSS) and the participant also pays an entry fee depending on the age at which he/she joins the plan.

Actuarial Deficit of the Plans

The unamortized mathematical reserve, corresponding to the current value of the supplemental Company contribution, as a result of the actuarial deficit of the plans managed by FBrTPREV, have a maximum payment term of twenty years, starting January 2002, according to Circular 66/SPC/GAB/COA of the Pension Plan Authority, of January 25, 2002. Of this maximum term, twelve years remain for total payment.

The SPC authorized, through Ordinance 2792 of February 27, 2009, the transfer of the management of the Fundação BrTPREV benefits plan to Fundação Atlântico de Seguridade Social, an entity sponsored by the Oi Group, new Company controlling shareholder.

ASSISTANCE PLAN MANAGED BY THE COMPANY

PAMEC-BrT – Health Care Plan for Pension Plan Beneficiaries (Defined Benefit)

Intended to provide health care for retirees and pensioners linked to the PBT-BrT Group, the TCSPREV pension plan managed by Fundação 14.

The contributions for PAMEC-BrT were fully paid in July 1998, through a single payment. However, as this plan is now managed by the Company, after the transfer of management by Fundação 14 in November 2007, there are no assets recognized to cover current expenses, and the actuarial obligation is fully recognized in this Subsidiary’s liabilities.

Brasil Telecom S.A.

Notes to the unaudited interim financial statements

Three month periods ended March 31, 2009 and 2008

Expressed in thousands of Brazilian Reais

b.	Employee and Management Stock Option Plan

Plan Approved on April 28, 2000

The rights vested through stock options agreements while this previously approved plan was effective remain valid and effective according to the respective terms agreed, and no new grants through this plan are allowed.

At the balance sheet date, there were outstanding exercisable options, as described in the program below:

Program B

The options guaranteed by this plan are options settled in shares.

The exercise price was established by the steering committee based on the share market price on grant date and will be adjusted for inflation based on the IGP-M from the agreement execution date to payment date.

Changes in the balance of options related to this plan are summarized below:

	03/31/09
	Preferred stock options	Average exercise price R$
Balance of options outstanding at beginning of quarter	79,512	19.04
Cancelled options	(21,023)	18.96
Balance of options outstanding at end of quarter	58,489	18.87
Balance of vested options at end of quarter	58,489	18.87

The right to exercise the option will be vested in the following manner and periods:

Grant					Adjusted exercise price (in reais)	Options (In shares)
Grant date:		Lot	Vesting date	Exercise deadline
		33%	22-12-2005	31-12-2011	18.87	19,496
3ª	12-22-2004	33%	22-12-2006	31-12-2011	18.87	19,496
		34%	22-12-2007	31-12-2011	18.87	19,497

The balance of options represents 0.01% of total outstanding shares (0.01% as of December 31, 2008).

Assuming that the options will be fully exercised, the premiums on the related options, calculated under the Black&Scholes method on grant date, payable to the Company would total R$161 (R$219 as of December 31, 2008).

Brasil Telecom S.A.

Notes to the unaudited interim financial statements

Three month periods ended March 31, 2009 and 2008

Expressed in thousands of Brazilian Reais

The fair value of the options granted was estimated on grant date based on the Black&Scholes options pricing model, using the following assumptions:

	12-21-2004	12-19-2003	12-17-2002
Backing asset	13.64	13.64	13.64
Exercise price	17.30	15.89	15.69
Expected volatility	38.2%	44.8%	3.0%
Risk-free interest rate	8.4%	8.6%	23.0%
Expected life (in years)	2	3	3
Dividends yield	3.10%	3.20%	5.10%
Fair value on grant date	2.76	5.56	4.09

Plan Approved on November 6, 2007

The plan authorized the grant of stock options, allowing participants, under certain conditions, to purchase or subscribe, in the future, for predefined price, shares part of a stock option scheme called Performance Unit (PU), comprising preferred shares of the Company and common and preferred shares of its parent company. The amount corresponding to the number of PUs granted could not exceed a maximum limit of 10% of the book value of each type of share of the Company.

The stock options programs tied to the said plan contained clauses that prescribed the acceleration of the vesting data in the event of a change in the direct or indirect shareholding control of the Company. With the change in control on January 8, 2009, the programs’ stock options were fully exercised. Program 1, totaling 2,817,324 PUs was settled for a total price of R$17,855. Program 2, regarding the grant of options on July 1, 2008, comprising 701,601 PUs was settled for a total price of R$4,446.

646,585 PUs of Program 2 were exercised, related to the grant made on July 1, 2007, settled through: (i) delivery of preferred shares held in treasury by the Company, for a total exercise price of R$3,572 and cost of R$2,487; and (ii) delivery of common and preferred shares of the parent company, which, however, are part of the Subsidiary’s obligations, for a total exercise price of R$13,733 and fair value of R$17,108, plus R$130.

c.	Other employee benefits

Other benefits are granted to employees, such as: health/dental care, meal tickets, group life insurance, occupational accident allowance, sick pay, transportation allowance, etc.

25.	RELATED-PARTY TRANSACTIONS – parent company

Related-party transactions refer to transactions with the parent Brasil Telecom Participações S.A., which are carried out at prices and conditions agreed between the parties. All intercompany transactions, balances, revenues and expenses are fully eliminated upon consolidation. The Company also presents management compensation in this note.

Brasil Telecom S.A.

Notes to the unaudited interim financial statements

Three month periods ended March 31, 2009 and 2008

Expressed in thousands of Brazilian Reais

a.	Parent company – Brasil Telecom Participações S.A.

Guarantees: (i) The parent company provides guarantees for loans and financing due by the Company to financial institutions. In the quarter, the Company earned expenses from the guarantee benefit, payable to the parent company, of R$1,259 (R$591 in 2008); and (ii) the parent company provides guarantee to the Company related to an insurance policy collateralizing contractual obligations (GOC), which totaled R$9,828 (R$104,021 in 2008). In the first quarter of 2008, the Company recorded an operating expense of R$33 referring to payments related to this guarantee.

Due from related parties: balance of the transactions above and also related to the sharing of resources. The balance receivable is R$2,980 (R$1,636 receivable as of December 31, 2008).

b.	Indirect Subsidiary - Telemar Norte Leste S.A.

The transactions conducted with TMAR refer to the provision of services and the assignment of means involving mainly interconnection and Industrial Exploration of Dedicated Line (EILD), as shown in the table below:

Assets
Due from related parties	7,824

Liabilities
Due to related parties	4,084

Revenue
Service revenue	107,158

Costs and expenses
Cost of services	23,401

c.	TNL PCS S.A. (“Oi Móvel”)

The transactions conducted with Oi Móvel, a subsidiary of TMAR, refer to the provision of services and the assignment of means involving mainly interconnection and EILD, as shown in the table below:

Assets
Due from related parties	932

Liabilities
Due to related parties	1,801

Revenue
Service revenue	17,337

Costs and expenses
Cost of services	5,506

Brasil Telecom S.A.

Notes to the unaudited interim financial statements

Three month periods ended March 31, 2009 and 2008

Expressed in thousands of Brazilian Reais

d.	Transactions conducted by Company Subsidiaries with TMAR

The table below shows the balances and income and expenses attributed to transactions between TMAR and Company subsidiaries. These refer basically to services provided, assignment of means and debentures.

	03/31/09
	Brt Celular	BrT CS	iG Brasil	BrT Multimídia	VANT
Assets	303,792	2,835	1,781	—	—
Due from related parties	1,548	2,835	1,781	—	—
Debentures	302,244	—	—	—	—

Liabilities	12,523	—	—	—	—
Due to related parties	419	—	—	—	—
Loans	12,104	—	—	—

Revenue	6,559	8,423	2,524	342	—
Service revenue	4,315	8,423	2,524	342	—
Financial income	2,244	—	—	—	—

Costs and expenses	—	—	2,476	2,490	67
Cost of services	—	—	2,476	2,490	67

e.	National Social and Economic Development Bank (BNDES)

Company contracts

The Company entered into a financing agreement with BNDES, controlling shareholder of BNDESPart, which holds 31.4% of the voting capital of Telemar Participações S.A., holding company of the Group, and is, therefore, a Company associate.

The balance payable by the Company at the balance sheet date, related to the BNDES financing was R$2,476,568. In the quarter, the Company recorded financial expenses of R$57,604.

These loans, whose funds are being used to expand the network infrastructure (data, voice and image) and information technology, as part of the plan to ensure the compliance with the universal service and quality goals, and allow the consolidation of the Company as multi-provider of telecommunications services, are broken down below.

Contracting of R$1,014,074 in August 2004, with actual borrowings of R$1,032,543 adjusted by the TJLP, bearing interest of equivalent to the TJLP plus 5.5% p.a. Financing will be repaid in 60 monthly installments, which started in March 2006, and 23 installments remain, the last maturing on February 15, 2011.

Contracting of R$253,519 in August 2004, with actual borrowings of R$212,919 adjusted by the UMBNDES 5.5% per year. Financing will be repaid in 60 monthly installments, which started in May 2006, and 25 installments remain, the last maturing on April 15, 2011.

Contracting of R$2,004,336 in November 2006, with actual borrowings of R$1,890,626, which bears interest equivalent to the TJLP plus 4.3% p.a. This financing will be repaid in 60 monthly installments, starting June 2009 until May 15, 2014.

Contracting of R$100,000 in November 2006, with actual borrowings of R$55,000, which bears interest equivalent to the TJLP plus 2.3% p.a. This financing will be repaid in 60 monthly installments, starting June 2009 until May 15, 2014.

Brasil Telecom S.A.

Notes to the unaudited interim financial statements

Three month periods ended March 31, 2009 and 2008

Expressed in thousands of Brazilian Reais

BrT Celular Contract

The subsidiary BrT Celular contracted in March 2008 R$259,100, with actual borrowings of R$259,376, to be used in the refurbishment of the cellular telephone network and increase traffic capacity, by implementing new services that will improve service quality to users. This financing bears interest pegged to TJLP, plus 3.52% per year. This financing will be repaid in 84 monthly installments, starting October 2010 until September 15, 2017. At the balance sheet date, the balance due by BrT Celular was R$260,781. In the quarter, this subsidiary recorded financial expenses of R$6,129.

f.	Management

Management compensation

The compensation of the officers responsible for planning, managing and controlling the Company’s activities, including the compensation of the directors and officers, is as follows:

	3/31/09	12/31/08
Salaries and other short-term benefits	5,769	6,464
Employment termination benefits	1,364	32
Total	7,133	6,496

26.	INSURANCE

During the concession period, the concessionary has the obligation of maintaining the following insurance coverage, over the prescribed terms: “all risks” policy that covers property damages to all insurable assets belonging to the concession, insurance against economic losses to insure the continuity of services, and insurance guaranteeing payment of obligations related to the quality and universal services, as provided for by the Concession Agreements. The assets and responsibilities in material or high-risk amounts are insured. The Company and its subsidiaries maintain insurance coverage against property damages, loss of revenue arising from such damages (loss of profits), etc. Management understands that the amount insured is sufficient to assure the integrity of assets and the continuity of operations, and the compliance with the rules set out in the Concession Agreements.

The insurance policies provide the following coverage, per risk and type of asset:

Insurance Line	03/31/09	12/31/08
Operational risks and loss of profits	500,000	500,000
Fire – inventories;	40,000	40,000
Civil liability – Third parties (i)	231,520	145,075
Concession Warranty	98,291	94,601
Theft – inventories	2,372	2,282
General civil liability	20,000	20,000

(i)	Based on the foreign exchange rate (PTAX).

-.-.-.-.-.-.-.-.-.-